UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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Preliminary Proxy Statement

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Soliciting Material under §240.14a-12

Light & Wonder, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 24, 2024
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Light & Wonder, Inc. to be held at 3:00 p.m. PDT, with access beginning at 2:45 p.m. PDT, on Wednesday, June 5, 2024. This year’s annual meeting will be a virtual meeting of stockholders. We have designed the format of the virtual annual meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation. You will be able to attend the annual meeting and vote during the annual meeting via a live webcast by visiting https://www.virtualshareholdermeeting.com/LNW2024. You will need your 16-digit control number included on your proxy card in order to submit questions and vote during the Annual Meeting.
At the meeting, we will be electing nine members of our Board of Directors. We will also be conducting an advisory vote to approve the compensation of our named executive officers. Finally, we will be asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. These matters are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Whether or not you plan to attend the annual meeting, we encourage you to vote and submit your proxy in advance of the meeting using one of the advance voting methods described in the accompanying materials.
We look forward to hosting you at the annual meeting.
Sincerely,
Matthew R. Wilson
President and Chief Executive Officer
The accompanying Proxy Statement is dated April 24, 2024, and is first being made available to our stockholders on or about April 24, 2024.

LIGHT & WONDER, INC.
6601 Bermuda Road
Las Vegas, NV 89119
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the annual meeting of stockholders of Light & Wonder, Inc. (the “Company”) will be held at 3:00 p.m. PDT on Wednesday, June 5, 2024, solely online via the Internet via a live webcast, for the following purposes:
1.
To elect nine members of the Company’s Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

2.
To approve, on an advisory basis, the compensation of the Company’s named executive officers.

3.
To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

4.
To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 8, 2024 (the “record date”) are entitled to receive notice of and to vote at the meeting and any adjournment thereof.
Access to the Virtual Meeting.   The virtual meeting will begin promptly at 3:00 p.m. PDT. Online access to the virtual meeting will open 15 minutes prior to the start of the annual meeting to allow time for attendees to log in and test their device’s audio system.
Log-in Instructions.   You will be able to attend the annual meeting and vote during the annual meeting via a live webcast by visiting http:/www.virtualshareholdermeeting.com/LNW2024. You will need your 16-digit control number included on your proxy card in order to submit questions and vote during the Annual Meeting.
Submitting Questions in Advance.   You may also submit questions in advance of the meeting until 8:59 p.m. PDT on June 4, 2024 by going to www.proxyvote.com and logging in with your control number.
Voting Prior to or at the Annual Meeting.   An online portal is available to stockholders at www.proxyvote.com, where stockholders of record as of the record date can view and download our proxy materials and 2023 Annual Report and vote their shares in advance of the annual meeting. Stockholders of record as of the record date may vote their shares during the annual meeting (up until the closing of the polls) by following the instructions provided during the meeting.
Technical Assistance.   Technical assistance is available by emailing virtualmeeting@viewproxy.com or dialing the number that will be provided on the log-in page of the meeting.
Whether or not you plan to attend the annual meeting, the Company urges stockholders of record as of the record date to vote and submit their proxy in advance of the meeting using one of the advance voting methods (see page 1 of the accompanying Proxy Statement for additional details).
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 5, 2024:
The Proxy Statement and 2023 Annual Report will be available on or about
April 24, 2024 through the Investors link on our website at
www.lnw.com or through www.proxyvote.com.
Dated: April 24, 2024	By Order of the Board of Directors

James Sottile Executive Vice President, Chief Legal Officer and Corporate Secretary

i

LIGHT & WONDER, INC.
6601 Bermuda Road
Las Vegas, NV 89119
PROXY STATEMENT
GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Light & Wonder, Inc. (“Light & Wonder,” “L&W,” the “Company,” “we” or “us”) of proxies to be voted at the annual meeting of stockholders to be held at 3:00 p.m. PDT on Wednesday, June 5, 2024, solely online via the Internet via a live webcast, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.
Access to Proxy Materials
We expect our proxy materials, including this Proxy Statement and our 2023 Annual Report, to first be made available to stockholders on or about April 24, 2024 through the Investors link on our website at www.lnw.com/investors/ or through www.proxyvote.com.
Stockholders Entitled to Vote
All stockholders of record at the close of business on April 8, 2024 are entitled to vote at the meeting. At the close of business on April 8, 2024, 90,385,726 shares of common stock were outstanding. Each share is entitled to one vote on all matters that properly come before the meeting.
Voting Procedures
You may vote your shares by proxy without attending the meeting. You may vote your shares by proxy over the Internet by following the instructions provided on the proxy card. If you are voting over the Internet or by telephone, you will need to provide the control number that is printed on the proxy card that you receive.
If you are the record holder of your shares, you may also vote your shares during the annual meeting (up until the closing of the polls) by following the instructions provided during the annual meeting. If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you must first obtain a proxy issued in your name from the record holder giving you the right to vote the shares at the meeting.
Meeting Format
The 2024 annual meeting of stockholders will be a virtual meeting. Stockholders will only be able to access the annual meeting virtually. The Company has designed the format of the virtual annual meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation. More information about the virtual annual meeting, including how to participate, is provided here in this Proxy Statement and on www.lnw.com.

Voting Matters
Stockholders are being asked to vote on the following matters at the annual meeting:
Proposal	Board’s Recommendation
Proposal 1: Election of Directors (page 4)	FOR each Nominee
The Board and the Nominating and Corporate Governance Committee believe that the nine director nominees possess a combination of qualifications, experience and judgment necessary for a well-functioning Board and the effective oversight of the Company.

Proposal 2: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers (page 57)	FOR
The Company has designed its executive compensation program to attract and retain executive talent, foster excellent business performance and align compensation with the long-term interests of our stockholders. The Board and the Compensation Committee value stockholders’ opinions and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Proposal 3: Ratification of the Appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s Independent Registered Public Accounting Firm (page 60)	FOR
The Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of Deloitte.

All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the above recommendations of the Board.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
Changing Your Vote
A stockholder may revoke a proxy at any time prior to its being voted by delivering written notice to the Corporate Secretary of the Company, by delivering a properly executed later-dated proxy (including over the Internet or by telephone), or by voting at the meeting.
Quorum
The presence, including by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of a majority of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.
Vote Required
Assuming a quorum is present, directors will be elected (Proposal 1) by a plurality of the votes cast in person or by proxy at the meeting.
Each of the other proposals requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting.
Effect of Withheld Votes or Abstentions
If you “WITHHOLD” your vote in the election of directors or “ABSTAIN” (rather than vote “FOR” or “AGAINST”) with respect to any other proposal, your shares will count as present for purposes of determining whether a quorum is present. Withholding your vote with respect to any of the director nominees will have no effect on the outcome of the election of directors (Proposal 1). Abstaining with respect to the other proposals will have the effect of a vote against such proposals (Proposals 2 and 3).
Effect of Broker Non-Votes
A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received specific instructions from the beneficial owner. If any broker “non-votes” occur at the meeting, the broker “non-votes” will count for purposes of determining whether a quorum is present, will have no effect on the outcome of the election of directors (Proposal 1) and will have the effect of a vote against the advisory vote on approval of named executive officer compensation (Proposal 2). A broker or other nominee holding shares for a beneficial owner may not vote these shares with respect to the election of directors (Proposal 1) or the advisory vote on approval of named executive officer compensation (Proposal 2) without specific instructions from the beneficial owner as to how to vote with respect to such proposals. Brokers and other nominees will have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of our independent registered public accounting firm (Proposal 3) and, accordingly, your shares may be voted by your broker or nominee on Proposal 3 without your instructions.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is elected by our stockholders to oversee the management of the business and affairs of the Company. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved for or shared with stockholders. The Board appoints our executives, who are charged with conducting the business and affairs of the Company, subject to oversight by the Board.
Nominees for Election
The Board has nominated for election as a director to the Board the nine persons named below to serve for a one-year term until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Each of the director nominees is presently serving as a director.
The Board currently consists of all directors elected at the Company’s 2023 annual meeting, other than Mr. Marchetti, who joined the Board on January 15, 2024.
The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies on the enclosed proxy card will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxy cards. All of the nominees have indicated a willingness to serve as directors. However, if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board, or the Board may decide to reduce the number of directors.
The name, age (as of April 8, 2024), business experience and certain other information regarding each of the nominees for director are set forth below.
Name	Age	Position with the Company	Director Since
Jamie R. Odell	65	Director (Executive Chair)	2020
Matthew R. Wilson	42	Director; President and Chief Executive Officer	2022
Antonia Korsanos	54	Director (Executive Vice Chair)	2020
Michael Marchetti	55	Director	2024
Hamish R. McLennan	57	Director	2020
Stephen Morro	65	Director	2022
Virginia E. Shanks	63	Director	2021
Timothy Throsby	57	Director	2020
Kneeland C. Youngblood	68	Director	2018
Jamie R. Odell has served as Executive Chair of the Board since September 2020 and has served as a consultant to the Company with the title of Special Advisor to the CEO since May 2019. He previously served as Chief Executive Officer and Managing Director of Aristocrat Leisure Limited (“Aristocrat”), a global gaming content and technology company and mobile games publisher, from May 2009 to February 2017. Prior to joining Aristocrat, Mr. Odell held senior executive roles in the global beverage industry.
Matthew R. Wilson has served as President and Chief Executive Officer since October 2022. Mr. Wilson is a seasoned executive with nearly twenty years of gaming industry experience and a proven record of driving growth and creating value. Prior to his role, he served as Interim Chief Executive Officer from August 2022 to October 2022 and as Executive Vice President and Group Chief Executive, Gaming from March 2020 to August 2022. Prior to his time at Light & Wonder, he was President and Managing Director of the Americas at Aristocrat from February 2017 until August 2019. Mr. Wilson began his tenure at Aristocrat 2004 and held several senior positions in a variety of Aristocrat’s markets during his time there, including serving as Senior Vice President of Global Gaming Operations from October 2015 until February 2017 and Senior Vice

President Sales & Marketing Americas from September 2014 until October 2015. His other roles at Aristocrat include Regional Sales Manager and Vice President of Marketing for the Americas.
Antonia Korsanos has served as Executive Vice Chair of the Board since September 2020 and has served as a consultant to the Company with the title of Advisor to the CEO since July 2019. Ms. Korsanos also served as Chair of the Board of SciPlay Corporation from August 2022 to October 2023. Previously, Ms. Korsanos served as the Chief Financial Officer of Aristocrat from 2009 to 2018 and Company Secretary from 2011 to 2018. Prior to joining Aristocrat, Ms. Korsanos held senior leadership roles in the consumer goods industry, including at Goodman Fielder and Kellogg’s. Ms. Korsanos has served as a director of Treasury Wine Estates Limited since April 2020. Ms. Korsanos previously served as a director of Ardent Leisure Group Limited from September 2018 to June 2020, Crown Resorts Limited from May 2018 to October 2021, and Webjet Limited from June 2018 to March 2021.
Michael Marchetti has served as a director of the Company since January 2024. Previously, he served as a director of SciPlay Corporation from July 2019 until October 2023. He has served as Chief Financial Officer of Age of Learning, Inc., a leading education technology business since 2014. Prior to Age of Learning, Inc., Mr. Marchetti was Chief Executive Officer of Buffalo Studios, LLC, the creator of the Bingo Blitz social game, until its acquisition by Caesars Interactive Entertainment, Inc. in 2012. Mr. Marchetti started his mobile and interactive career as a founding executive and Chief Financial Officer of JAMDAT Mobile Inc. in 2000, one of the first publicly traded mobile gaming companies in the U.S., until its acquisition by Electronic Arts Inc. (“Electronic Arts”) in 2006. At Electronic Arts, Mr. Marchetti held various senior executive roles between 2006 and 2011, including as Chief Operating Officer of Electronic Arts’ Interactive division. Mr. Marchetti also served on the Board and as Chairman of the Audit Committee for TechStyle Fashion Group, a global fashion and lifestyle company, from September 2014 until September 2019.
Hamish R. McLennan has served as Chairman of REA Group Limited, a $25 billion global digital advertising company, since April 2012, Chairman of ARN Media Limited, a media and entertainment company operating radio, digital and outdoor businesses, since October 2018, and Chairman of Rugby Australia Limited, the governing body of rugby union in Australia, from May 2020 to November 2023. He has also served as Deputy Chairman of Magellan Financial Group, a globally-focused equity fund, since June 2019, where he has served as a non-executive director since March 2016, and as a director of Claim Central Consolidated, a global digital claims solutions business, since May 2020. Mr. McLennan is an experienced media and marketing executive, previously serving as Executive Chairman and Chief Executive Officer at Network Ten Holdings, an Australian entertainment and news content company, from 2013 to 2015, Executive Vice President for News Corporation, a global diversified media and information services company, in Sydney and New York from 2012 to 2013, and Global Chairman and Chief Executive Officer of Young & Rubicam, a division of WPP, the world’s largest communications services group, from 2006 to 2011.
Stephen Morro has served as a director of the Lottery Corporation Limited since December 2023, Dreamscape Entertainment Integrated Resorts from March 2023 to March 2024 and Ocean Resort Casino from June 2018 to January 2023. He served as an advisor to the Chief Executive Officer and North America management team of Aristocrat from March 2020 to January 2022 and as a non-executive director of Aristocrat from December 2010 to February 2020, including as Lead U.S. Director. From 1988 to 2010, Mr. Morro held various roles at International Game Technology PLC, including as President, North American Gaming Division, and Chief Operating Officer, from 2005 to 2007 and 2007 to 2008, respectively. Mr. Morro has over thirty years of experience in the highly regulated gaming industry as a supplier, operator and regulator.
Virginia E. Shanks most recently served as the Strategic Advisor for Penn National Gaming, Inc., a casino entertainment company, until December 2019, following its acquisition of Pinnacle Entertainment Inc. (“Pinnacle”). Previously, Ms. Shanks served as the Executive Vice President and Chief Administrative Officer of Pinnacle, a casino entertainment company from July 2013 to October 2018, and as Executive Vice President and Chief Marketing Officer from October 2010 to June 2013. At Pinnacle, Ms. Shanks was responsible for all company-wide marketing strategies and had oversight of food and beverage, hotel operations, guest service, information technology, and gaming operations. Prior to joining Pinnacle in 2010, Ms. Shanks was the Chief Marketing Officer for Multimedia Games, from 2008 to 2010, where she led product strategy, project management and investor relations. Before joining Multimedia Games, Ms. Shanks held senior executive positions for more than 25 years at Caesars Entertainment Corporation (predecessor to Caesars

Entertainment, Inc.), where she was responsible for setting overall corporate brand strategy and overseeing sports and entertainment marketing, strategic alliances, consumer insights, retail, public relations and nationwide casino promotions. Ms. Shanks also serves on the board of directors for Altria Group, Inc. since 2017 and the board of trustees for EPR Properties since 2019. She has previously served on the board of directors for Global Gaming Women, an independent non-profit organization whose mission is to support, inspire and influence the development of women in the gaming industry, and Make-A-Wish Southern Nevada.
Timothy Throsby previously served as President of Barclays Corporate & International and Chief Executive of Barclays Corporate and Investment Bank from 2017 to 2019. Prior to joining Barclays, Mr. Throsby held senior executive roles with JPMorgan Chase Bank. He has had an extensive career in banking and private equity, working for Credit Suisse and Macquarie before joining Goldman Sachs in 1995 as a Managing Director and Co-Head of Equity Derivatives Asia and Japan. In 2002, he moved to Lehman Brothers to head the Asia and Japan Equities Division, before relocating to New York in 2004 to run the global equity derivatives business, convertibles and risk arbitrage. In 2005, he became President of Citadel Asia and Japan, where he ran their Asian business, located in Hong Kong.
Kneeland C. Youngblood has served as a Founding Partner/Chairman and CEO of Pharos Capital Group, LLC, a private equity firm that invests in the healthcare service sector since 1998. Mr. Youngblood served on the board of Core Scientific (listed 2022) from 2023 until 2024 and has previously served on the board of six TPG Pace SPACs between 2015 and 2023. Mr. Youngblood has also previously served on the boards of Starwood Hotels & Resorts Worldwide, Inc. (from 2001 to 2012), The Gap, Inc. (from 2006 to 2012) and Burger King Holdings, Inc. (from 2004 to 2010) and Mallinckrodt Pharmaceuticals (from 2013 to 2022). He also previously served as a trustee of Texas Teachers Retirement System, the Dallas Employee Retirement System and Dallas Police and Fire Pension Fund. He is a Trustee of Caltech and a member of the Council on Foreign Relations.
Qualifications of Directors
Our directors are responsible for overseeing the management of the Company’s business and affairs, which requires highly skilled and experienced individuals. The Nominating and Corporate Governance Committee is responsible for evaluating and making recommendations to the Board concerning the appropriate size and needs of the Board with the objective of maintaining the necessary experience, skills and independence on the Board. Other than the minimum age requirement specified in the Nevada Revised Statutes, the Nominating and Corporate Governance Committee and the Board do not have specific qualifications that must be met by a candidate for director. However, the Nominating and Corporate Governance Committee and the Board believe that there are general qualifications that are applicable to all directors and other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The Nominating and Corporate Governance Committee and the Board consider the experience and qualifications of prospective directors individually and in the context of the Board’s overall composition, and make no distinction in the evaluation of nominees recommended by our directors or executive officers, third parties or our stockholders in accordance with the provisions contained in our Third Amended and Restated Bylaws.
In its assessment of prospective directors, the Nominating and Corporate Governance Committee and the Board generally consider, among other factors, the individual’s character and integrity, experience, judgment, independence and ability to work collegially, as well as the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities as a director. The Nominating and Corporate Governance Committee and the Board also assess particular qualifications, attributes, skills and experience that they believe are important to be represented on the Board as a whole, in light of the Company’s business. These include a high level of financial literacy, relevant chief executive officer or similar leadership experience, gaming, social and digital gaming industry experience, experience with global operations, exposure to the development and marketing of technology and consumer products and legal and regulatory experience.
As a matter of practice, the Nominating and Corporate Governance Committee and the Board also consider the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Nominating and Corporate Governance Committee and the Board believe that the Board is comprised of a diverse group of individuals.
The Nominating and Corporate Governance Committee and the Board believe that each nominee has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the nominees have extensive experience in a variety of fields, including gaming, social and digital gaming (Messrs. Odell, Wilson, Marchetti and Morro and Mses. Korsanos and Shanks), global operations (all directors), technology (Messrs. Odell, Wilson, Marchetti and Morro and Mses. Korsanos and Shanks), consumer products and marketing (Messrs. Odell, Wilson, Marchetti, McLennan and Morro and Mses. Korsanos and Shanks), legal and regulatory (Mr. Morro and Ms. Shanks), and investment and financial services (Messrs. Throsby, Marchetti and Youngblood and Ms. Korsanos), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our nominees have leadership experience at major companies or organizations that operate inside and outside the United States and/or experience on other companies’ boards, which provides an understanding of ways other companies address various business matters, strategies, corporate governance and other issues. As indicated in the foregoing biographies, the nominees have each demonstrated significant leadership skills, including as a chief executive officer (Messrs. Odell, Wilson, Marchetti, McLennan and Throsby), chief operating officer (Mr. Morro), as a chief administrative officer of a casino entertainment company (Ms. Shanks) and as chief financial officer (Mr. Marchetti and Ms. Korsanos). Mr. Youngblood has extensive public policy, government and regulatory experience, which can provide valuable insight into issues faced by companies in regulated industries such as the Company. Mr. Wilson has served as a senior executive and director of other gaming and entertainment companies, which service has given him deep knowledge of the Company and its businesses and directly relevant management experience. Mr. Youngblood has experience managing and advising a number of public and private companies. The Nominating and Corporate Governance Committee and the Board believe that these skills and experiences, together with their other qualities, qualify each nominee to serve as a director of the Company.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NINE NOMINEES

Corporate Governance
Overview.   The Company is committed to good corporate governance, which we believe promotes the long-term interests of our stockholders and strengthens Board and management accountability. Highlights of our corporate governance structure and policies include:
Corporate Governance Highlights
• Annual election of all directors	• Code of Business Conduct (and related training)
• Six independent director nominees	• Director and officer stock ownership guidelines
• Entirely independent Board committees	• Executive compensation based on pay-for-performance philosophy
• Regular executive sessions of independent directors	• Cash and equity compensation clawback policies
• Separate Executive Chair and Chief Executive Officer roles	• Anti-hedging and anti-pledging policies for Company stock
• Lead Independent Director	• Stockholder right to call special meetings
• Regular Board and committee self-evaluations	• Stockholder right to act by written consent
• Risk management oversight by the Board and committees	• Absence of an “anti-takeover” rights plan and other “anti-takeover” provisions
• Consideration of diversity in decisions regarding Board composition	• Board oversight of diversity, equity and inclusion initiatives
• Cybersecurity oversight by the Board	• Human capital oversight by the Board and Compensation Committee
• Oversight of environmental matters, including climate-related risk, by the Board and Nominating and Corporate Governance Committee
Director Independence.   The Board has adopted Director Independence Guidelines as a basis for determining that individual directors are independent under the standards of NASDAQ. This determination, which is made annually, helps assure the quality of the Board’s oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:
(1)
the director has been employed by the Company (or any subsidiary) at any time within the past three years, other than service as an interim executive officer for a period of less than one year;

(2)
the director has an immediate family member who has been employed as an executive officer of the Company (or any subsidiary) at any time within the past three years;

(3)
the director or an immediate family member of the director has accepted any compensation (including any political contribution to a director or family member) from the Company (or any subsidiary) in excess of $120,000 during any period of 12 consecutive months within the past three years other than (a) for Board or Board committee service, (b) in the case of the family member, as compensation for employment other than as an executive officer, (c) benefits under a tax-qualified retirement plan or non-discretionary compensation or (d) compensation for service as an interim executive officer for a period of less than one year;

(4)
the director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization (including a charitable organization) that made payments to, or received payments from, the Company for property or services in the current year or in any of the past three years that exceed the greater of 5% of the recipient’s consolidated gross revenues or $200,000, other than (a) payments arising solely from investments in the Company’s securities or (b) payments under non-discretionary charitable contribution matching programs;

(5)
the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

(6)
the director or an immediate family member of the director is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

In applying these standards, the Board determined that each of Messrs. Marchetti, McLennan, Morro, Regan, Throsby and Youngblood, and Mses. Shanks and Vullo, qualify as independent directors, and none has a business or other relationship that would interfere with the director’s exercise of independent judgment. Messrs. Odell and Wilson and Ms. Korsanos do not qualify as independent directors.
The full text of the Board’s Director Independence Guidelines, including information on the additional independence requirements applicable to Board committee members, can be accessed through the Investors — Corporate Governance link on our website at www.lnw.com.
Corporate Governance Guidelines.   The Board has adopted Corporate Governance Guidelines that outline the structure, role and functioning of the Board and address various governance matters including director independence, the Board selection process, length of Board service, Board meetings and executive sessions of independent directors, director stock ownership guidelines, Board and committee performance evaluations and management succession planning. The full text of these guidelines can be accessed through the Investors Corporate Governance link on our website at www.lnw.com.
Board Leadership Structure.   As described above, all of the director nominees qualify as independent directors, other than Mr. Odell, our Executive Chair, Ms. Korsanos, our Executive Vice Chair, and Mr. Wilson, our President and Chief Executive Officer. The Audit, Compensation and Nominating and Corporate Governance Committees are comprised entirely of independent directors. The Compliance Committee is comprised of independent directors and an industry consultant. The Board has the flexibility to select the leadership structure that is most appropriate for the Company and its stockholders and has determined that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Executive Chair of the Board and Chief Executive Officer. This approach allows the Board to elect the most qualified director as Executive Chair of the Board, while maintaining the ability to separate the Executive Chair of the Board and Chief Executive Officer roles when deemed appropriate. As noted above, the Executive Chair of the Board and Chief Executive Officer roles are currently held by two different individuals.
In 2021, the Board designated Mr. Youngblood as the lead independent director. The lead independent director’s responsibilities include presiding over regularly held executive sessions of independent directors and coordinating the activities of the independent directors. The lead independent director also provides assistance to the Board and the committees of the Board in their evaluations of management’s performance and carries out other duties assigned by the Board from time to time in areas of governance and oversight.
The Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the independent members of the Board.
Board’s Role in Risk Oversight.   The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management, including ensuring that sufficiently robust risk and compliance policies and procedures are in place and are functioning properly to bring key risk and compliance matters to the Board’s attention. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through the Board’s committees, each of which examines various components of enterprise risk as part of its responsibilities. An overall review of risk is inherent in the Board’s consideration of the Company’s strategies, such as product and market concentration, competition, acquisitions and divestitures and business transformation and other matters presented to the Board, including operational risks, such as information technology, cybersecurity, personnel and supply chain; financial risks, such as financial reporting, valuation, market and liquidity risks, as described below; and environmental, social and governance risks, such as sustainability, social responsibility, diversity, equity and inclusion, management structure and employee compensation. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for managing the Company’s risk exposure, and the Board and its committees providing oversight of those efforts.

The Company has implemented internal processes and controls to identify and manage risks and to communicate with the Board regarding risk management. These include an enterprise risk management program, regular internal management meetings that identify risks and discuss risk management, a Code of Business Conduct (the “Code”) (and related training), a separately established ethics and compliance function that includes suitability reviews of customers, partners, vendors and other persons/entities with which the Company does business, regular cybersecurity, data flow and data privacy assessments, such as evaluation of network security measures and data protection safeguards, an internal and external audit process, that includes testing controls, internal approval and signature authority processes and legal department review of contracts.
The Board of Directors is central to oversight of cybersecurity risks. The Board of Directors is composed of members with diverse expertise, including risk management, technology, finance and legal, and they have appropriate access to management and third parties (as deemed necessary), equipping them to oversee cybersecurity risks effectively. Day-to-day cybersecurity monitoring and oversight activities are delegated to management.
In connection with the Board’s risk oversight, management regularly communicates with the Board, Board committees and individual directors regarding identified risks and the management of these risks. Individual directors also communicate on a regular basis with senior management on matters relating to risk management.
The Board committees, which meet regularly and report to the full Board, play significant roles in carrying out the Board’s risk oversight function and communicating with management concerning potential risks. In particular, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process and accounting. The Audit Committee also oversees the internal audit function and regularly meets in private with both the Vice President of Internal Audit (who reports functionally to the Audit Committee and administratively to the Chief Financial Officer) and representatives of the Company’s independent auditing firm. The Compensation Committee evaluates risks associated with the Company’s compensation programs, human capital matters and succession planning for executive officers and other senior management and discusses with management procedures to identify and mitigate such risks. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Program as it Relates to Risk” below. The Compliance Committee is active in overseeing the Company’s compliance with the laws applicable to the Company’s business, including gaming, anti-money laundering, anti-bribery, sanctions lists, anti-slavery, trade (export and import) laws, as well as compliance with the Code of Business Conduct and related policies by employees, officers, directors and other representatives of the Company. In addition, the Compliance Committee oversees a compliance review process, which is designed to ensure that the vendors, consultants, customers and business partners of the Company are “suitable” or “qualified” as those terms are used by applicable gaming authorities, and regularly meets separately with the Chief Compliance Officer (who reports functionally to the Chief Legal Officer and has a direct reporting line to the Compliance Committee). The Nominating and Corporate Governance Committee oversees risks related to composition, succession and structure of the Board, as well as risks related to environmental matters, including climate-related risks.
Environmental, Social and Governance (“ESG”).   We believe that ESG priorities are an important part of our responsibility to be a good corporate citizen, help shape our competitive edge and enable the Company to better attract investments and drive enterprise value. In 2023, we established an ESG Council to serve as the governing body of our ESG efforts across the organization. The ESG Council reports to the Nominating & Governance Committee of the Board on a quarterly basis.
Our Corporate Social Responsibility (“CSR”) priorities support responsible business development, and the local communities where the Company does business We are committed to supporting these key pillars that align to ESG standards:
•
our Community: Charitable contributions, community impact, and employee volunteerism;

•
our People: Fostering diversity, equity, inclusion, belonging and culture;

•
our Planet: Environmental sustainability, responsible operations, and preservation of natural resources;

•
our Players: Responsible gaming, advocacy and stewardship, education, awareness and treatment; and

•
Corporate Governance: System of corporate responsibility, code of conduct, and ethics by which we operate and govern.

Environmental sustainability.    We aim to include environmental sustainability and social responsibility as a key part of the Company’s operations. We aim to align to the requirements of the International Organization for Standardization (“ISO”) 14001 guidelines and the UN Sustainable Development Goals to support the preservation of natural resources. Additionally, our facilities comply with all jurisdictional environmental regulations, and many aim to take further action to reduce our carbon footprint, gas usage, water usage and landfill waste to maximize recycling efforts and our ability to divert renewable commodities from landfills. We established a Sustainability Committee to make key decisions, monitor environmental regulatory requirements and policies, support sustainable business practices and operations, evaluate opportunities to preserve and protect the natural environments in which we operate and report on regional and global environmental impact.
Responsible gaming and philanthropy are cornerstones of our ESG priorities. We support public education and awareness campaigns, aim to comply with the American Gaming Association (“AGA”) Responsible Gaming Code of Conduct for advertising and marketing, and serve on boards and committees including the International Center for Responsible Gaming; American Gaming Association Responsibility Committee; American Gaming Equipment & Manufacturing Responsible Gaming Committee; National Council on Problem Gaming Responsibility Committee; Industry Group for Responsible Gaming; European Association for the Study of Gambling; and the Nevada Resort Association Corporate Social Responsibility Committee. We have installed responsible gaming software, which provides players the ability to personalize a gaming budget on device, in casinos located in Australia, Canada, New Zealand and the U.S. We established a Responsible Gaming Committee to make key decisions, monitor gaming regulatory requirements, foster industry stewardship, player resources and identify opportunities to foster awareness, education and treatment programs.
Through our charitable giving, employee volunteerism and community outreach programs, we have given back to communities and charities globally that support STEAM education (combining science, technology, engineering, arts and math), environmental sustainability, food insecurities, responsible gaming, diversity, equity and inclusion initiatives, social impact and equal rights initiatives, homelessness, veterans and military family programs, disaster relief, domestic violence and many other causes. We established a Social Impact Committee to cross collaborate with our local divisions across the organization on social impact programs, philanthropy and charitable giving, employee volunteerism, economic impact, employee engagement and culture programs, and reporting on global impact.
Diversity, Equity and Inclusion (“DEI”).   DEI is central to the Company’s core values which are focused on fostering a highly inclusive culture and celebrating our unique and diverse global perspectives. The Company formulated a diversity, equity and inclusion strategic plan and established a DEI Council in 2020 with representation from our Board of Directors and other senior executives as members. The DEI Council makes key decisions, reviews progress and identifies areas that require further development to advance the goals of our DEI strategy. We continue to implement and enhance hiring, training, recruiting and retention initiatives across our workforce in line with our DEI strategic plan.
We also strive to develop strong connections with diverse suppliers that share our values. Leaders within our People and Culture function work to embed diversity, equity and inclusion in all human capital functions of the organization. These department leaders partner with the business to assist in DEI efforts and practices related to Culture, Retention & Belonging; Talent Acquisition & Recruiting; Learning & Development; and Equitable Policies, Benefits and Rewards. In support of the Company’s core values, the Board oversees the Company’s diversity, equity and inclusion policies and practices and compliance with its responsibilities as an equal opportunity employer. As the DEI Board representative, Mr. Youngblood is part of the DEI Council and provides an update to the Board at each quarterly Board meeting on the Company’s progress and performance with respect to its diversity, equity and inclusion strategic plan, culture and other matters related to DEI for the Company.
Light & Wonder ranked in the top 10 organizations in the All-In Diversity Project — All-Index, an annual benchmark for diversity, equality and inclusion across the global betting and gaming industry. The All-In

Diversity Project is a non-profit that serves as a central data resource and offers helpful tools to create inclusive products, policies, and diverse workforces. As a founding member, the Company works collaboratively with partners to determine expectations and standards for the gaming industry, while driving a conversation to establish global standards for gaming industry operators and suppliers.
Board Diversity Matrix (as of April 11, 2024)
Total Number of Directors	11
	Female	Male	Non-Binary	Not Disclosed
Part I: Gender Identity
Directors	3	8	—	—
Part II: Demographic Background
African American or Black	—	1	—
Alaskan Native or Native American	—	—	—
Asian	—	—	—
Hispanic or Latinx	—	—	—
Native Hawaiian or Pacific Islander	—	—	—
White	2	6	—
Two or More Races or Ethnicities	—	—	—
LGBTQ+	—	—	—
Demographic background not disclosed	2
Board Meetings.   The Board held a total of five meetings during 2023, including five at which executive sessions were held with no members of management present. During 2023, all incumbent directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served.
Board Committees.   The Board has four standing committees: the Audit Committee; the Compensation Committee; the Compliance Committee; and the Nominating and Corporate Governance Committee. All committees are comprised solely of independent directors with the exception of the Compliance Committee, which is comprised of four independent directors and Patricia Becker, a gaming industry consultant.
Mr. Michael J. Regan and Ms. Maria T. Vullo, who are members of the Board, the Audit Committee and the Nominating and Corporate Governance Committee, have notified the Board that they will not be standing for re-election. Mr. Regan’s and Ms. Vullo’s directorships will expire simultaneously with the election of directors at the annual meeting, at which time they will no longer be members of the Audit Committee or the Nominating and Corporate Governance Committee.
The Board has approved charters for each Board committee, which can be accessed through the Investors — Corporate Governance link on our website at www.lnw.com. The current membership of each committee is as shown in the table below.
Audit Committee	Compensation Committee	Compliance Committee	Nominating and Corporate Governance Committee
Michael J. Regan (Chair)	Hamish R. McLennan (Chair)	Stephen Morro (Chair)	Kneeland C. Youngblood (Chair)
Michael Marchetti	Stephen Morro	Virginia Shanks	Hamish R. McLennan
Timothy Throsby	Virginia Shanks	Timothy Throsby	Michael J. Regan
Maria T. Vullo	Kneeland C. Youngblood	Kneeland C. Youngblood	Maria T. Vullo
Patricia Becker
Audit Committee.   The Audit Committee is responsible for hiring the Company’s independent registered public accounting firm and for overseeing the accounting, auditing and financial reporting processes of the

Company. In the course of performing its functions, the Audit Committee reviews, with management and our independent registered public accounting firm, the Company’s internal accounting controls, the financial statements, the report and recommendations of our independent registered public accounting firm, the scope of the audit and the qualifications and independence of the auditor. The Audit Committee also oversees the Company’s internal audit function. The Board has determined that each member of the Audit Committee is independent under the listing standards of NASDAQ, the independence standards under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s Director Independence Guidelines, and that Mr. Regan and Mr. Marchetti qualify as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the rules of the SEC. The Audit Committee held five meetings during 2023.
Compensation Committee.   The Compensation Committee sets the compensation of the President and Chief Executive Officer and other senior executives of the Company and administers the equity incentive plans and executive compensation programs of the Company and determines eligibility, award opportunities and performance criteria under these plans and programs. The Compensation Committee makes recommendations to the Board for the adoption of new employee benefit plans and equity incentive plans and for any modifications to the compensation program for non-employee directors and oversees the Company’s human capital matters. The Board has determined that each member of the Compensation Committee is independent under the listing standards of NASDAQ and the Company’s Director Independence Guidelines and qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee held four meetings during 2023.
Compliance Committee.   The Compliance Committee is responsible for providing oversight of the Company’s program with respect to compliance with laws and regulations applicable to the business of the Company, including gaming and anticorruption laws, and with respect to compliance with the Code by employees, officers, directors and other representatives of the Company. The Compliance Committee held five meetings during 2023.
Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and on committees of the Board, reviewing and recommending corporate governance principles, procedures and practices, overseeing the annual self-assessments of the Board and its committees and overseeing the Company’s environmental matters. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of NASDAQ and the Company’s Director Independence Guidelines. The Nominating and Corporate Governance Committee held five meetings during 2023.
Other than the minimum age requirement specified in the Nevada Revised Statutes, the Nominating and Corporate Governance Committee does not have specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by our stockholders in accordance with the provisions contained in our Third Amended and Restated Bylaws. Each notice of nomination submitted in this manner must contain the information specified in our Third Amended and Restated Bylaws, including, but not limited to, information with respect to the beneficial ownership of our common stock held by the proposing stockholder and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock.
To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the annual meeting of stockholders and no later than the later of (i) the 90th day prior to the annual meeting of stockholders and (ii) the tenth day following the day on which we publicly announce the date of the annual meeting of stockholders if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.
Each notice of nomination should include the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a director. The Nominating and

Corporate Governance Committee will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. In prior years, candidates have been identified through recommendations made by directors, the President and Chief Executive Officer and third parties. The Nominating and Corporate Governance Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future.
Stockholder Communications with Directors.   Stockholders may communicate with the Board or an individual director by sending a letter to the Board or to a director’s attention care of the Corporate Secretary of the Company at Light & Wonder, Inc., 6601 Bermuda Road, Las Vegas, NV 89119. The Corporate Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.
Attendance at Stockholders’ Meetings.   The Company encourages directors to attend the annual stockholders’ meeting. Last year, seven of the ten directors standing for election attended the annual meeting.
Compensation Committee Interlocks and Insider Participation.   None of the Compensation Committee members (i) has ever been an officer or employee of the Company or (ii) was a participant in a Related Person Transaction (as defined in “Certain Relationships and Related Person Transactions”) in 2023. None of the Company’s executive officers serves, or in 2023 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving, or who in 2023 served, as a member of the Board or the Compensation Committee.
Code of Business Conduct.   The Board has adopted the Code, which applies to all of our officers, directors and employees. The Code sets forth fundamental principles of integrity and business ethics and is intended to ensure ethical decision making in the conduct of professional responsibilities. Among the areas addressed by the Code are standards concerning conflicts of interest, confidential information and compliance with laws, regulations and policies, including DEI and human rights. The full text of the Code can be accessed through the Investors — Corporate Governance link on our website at www.lnw.com.
Director Compensation
The compensation paid to each of our directors in 2023 is described below, other than the compensation of Matthew Wilson, our President and Chief Executive Officer, who also served on the Board during 2023, and whose compensation is disclosed in the section entitled “Executive Compensation”. Mr. Marchetti was first elected to the Board effective January 15, 2024 and therefore did not receive any director compensation in 2023.
Non-Employee Director Compensation.   The compensation program for Eligible Directors (as defined below) consists of annual retainers and equity awards (the “Eligible Director compensation program”). In 2023, under the Eligible Director compensation program, Eligible Directors were entitled to receive:
(1)
an annual retainer for service on the Board of $90,000;

(2)
an annual retainer for service on a committee of $10,000 (or $15,000, in the case of the Audit Committee);

(3)
an annual retainer for the chair of the Audit Committee of $35,000;

(4)
an annual retainer for the chairs of the Compensation Committee and the Compliance Committee, in each case, of $20,000 until November 1, 2023 and $25,000 thereafter;

(5)
an annual retainer for the chair of the Nominating and Corporate Governance Committee of $20,000;

(6)
an annual retainer of $35,000 for the Lead Independent Director; and

(7)
an annual grant of restricted stock units (“RSUs”) with a grant date value of $210,000, vesting on the first anniversary of the grant date, provided the Eligible Director satisfied the Board’s attendance requirement for the prior calendar year, as discussed below.

An Eligible Director may elect to receive all or a portion of his or her cash retainers in the form of shares instead of cash. In 2023, none of the Eligible Directors elected to receive shares in lieu of their cash retainers.
New Eligible Directors generally receive stock options for 10,000 shares of our common stock (with a four-year vesting schedule), in lieu of the annual grant of RSUs, upon joining the Board. Such award is intended to provide additional compensation over the course of the first four years a director serves in recognition of the additional effort required for a new director to familiarize himself or herself with the Company and its businesses. For 2023, “Eligible Directors” consisted of all directors other than Mr. Marchetti, who commenced services as a director in 2024, and Messrs. Wilson and Odell and Ms. Korsanos, who were instead compensated based on their employment (in the case of Mr. Wilson) or consulting (in the case of Mr. Odell and Ms. Korsanos) agreement with the Company, as applicable. The compensation for Mr. Wilson is discussed in the section entitled “Executive Compensation”, and the compensation for each of Mr. Odell and Ms. Korsanos is described below.
The elements of the Eligible Director compensation program are periodically evaluated and determined by the Compensation Committee, which takes into account competitive director compensation data provided by its independent compensation consultant, Compensation Advisory Partners LLC, or CAP, for companies in a peer group of comparably sized companies in related industries as well as a general industry group of comparably sized companies. The Compensation Committee uses the comparative data provided by CAP as a general indicator of relevant market conditions, but does not set specific benchmark targets for total director compensation or for individual elements of the Eligible Director compensation program. In late 2023, following a review of comparative data provided by CAP as part of its regular review and evaluation of the competitiveness and structure of the Eligible Director compensation program, the Committee determined that the retainers provided for the chairpersons of the Compensation and Compliance Committees were not competitive relative to market, and approved a $5,000 increase in the retainers, from $20,000 to $25,000.
Awards of stock options and RSUs are subject to forfeiture if an Eligible Director leaves the Board prior to the scheduled vesting date for any reason, except that the vesting of such awards would accelerate in full upon an Eligible Director ceasing to serve on the Board due to death or disability.
The number of RSUs awarded to each Eligible Director in respect of his or her annual grant for 2023 was determined by dividing the grant date value of $210,000 by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date and rounding down to the nearest whole number. As a result, 3,320 RSUs were awarded to each Eligible Director in 2023.
Eligible Directors with unexcused absences exceeding 25% of the meetings held by the Board and committees on which they served in the prior year are not eligible to receive an annual award of RSUs except that Eligible Directors with less than six months of service in the prior year are not subject to such threshold with respect to the first grant made after becoming a director. All Eligible Directors serving at the time of grant (June 2023) satisfied the attendance requirements applicable for the 2023 annual awards.
As noted above, Mr. Regan and Ms. Vullo have notified the Board that they will not be standing for re-election. In light of each of their dedication, contributions and extensive service to the Board, the Compensation Committee determined that each of their outstanding RSU awards will vest on the scheduled vesting date in June 2024 and outstanding stock options held by Ms. Vullo will remain exercisable for a period of one year following the date of the 2024 annual meeting of stockholders. Mr. Regan does not hold any stock options.
Compensation Arrangements with Mr. Odell and Ms. Korsanos.   Prior to being elected to the Board, Mr. Odell and Ms. Korsanos served as consultants to the Company and were compensated for such services pursuant to their consulting agreements with the Company. Since Mr. Odell and Ms. Korsanos were expected to continue to provide such services following their election to the Board, and such services were expected to increase, it was determined that Mr. Odell and Ms. Korsanos should continue to be compensated for their consulting services to the Company and should not participate in the Eligible Director compensation program.

Mr. Odell and Ms. Korsanos therefore receive annual consulting fees of $900,000 and $600,000, respectively, and do not receive any cash retainers or annual equity grants under the Eligible Director compensation program. In addition, in recognition of the value of the consulting services provided by Mr. Odell and Ms. Korsanos and the value unlocked by the acquisition in October 2020 by a group of long-term institutional investors of a 34.9% stake in the Company from MacAndrews & Forbes Incorporated, in which Mr. Odell and Ms. Korsanos played critical roles, and to further align their interests with stockholders and drive stock price growth, each of Mr. Odell and Ms. Korsanos received a one-time grant of 662,933 stock options. Vesting of these stock options was subject to achieving one or more stock price hurdles or continued service through a specified date. Since the stock price hurdles were achieved, all of the stock options are vested.
In 2023, the Board, considering the significant increase in the Consumer Price Index since Mr. Odell and Ms. Korsanos entered into their fixed-fee consulting agreements in 2020, requested that CAP review the consulting fees and provide a recommendation regarding any potential increase in such fees. Following CAP’s review, it was determined that an increase in the fees was warranted, and Mr. Odell and Ms. Korsanos proposed, and the Compensation Committee agreed, for such increases to be in the form of RSUs. Each of Mr. Odell and Ms. Korsanos therefore received a grant of 6,413 and 4,252 RSUs, respectively, in lieu of increased consulting fees plus a grant of 10,000 RSUs in exchange for agreeing to a three-year extension of their consulting agreements. Each of the foregoing RSU awards, which were granted on December 11, 2023, vests in substantially equal installments on October 1 of each of 2024, 2025 and 2026.
Director Compensation for 2023.   The table below shows the compensation earned by each of our directors for 2023, other than Mr. Marchetti, who was first elected to the Board effective January 15, 2024, and therefore did not receive any director compensation in 2023, and Mr. Wilson, whose compensation is reflected in the Summary Compensation Table below.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jamie R. Odell(4)	900,000(2)	1,384,519	2,284,519
Antonia Korsanos(4)	600,000(2)	1,202,228	1,802,228
Kneeland C. Youngblood	185,000(3)(5)	209,957	394,957
Hamish R. McLennan	120,822(3)	209,957	330,779
Stephen Morro	120,822(3)	209,957	330,779
Michael J. Regan	135,000(3)	209,957	344,957
Virginia Shanks	110,000(3)	209,957	319,957
Timothy Throsby	115,000(3)	209,957	324,957
Maria T. Vullo	115,000(3)	209,957	324,957

(1)
Reflects the grant date fair value of RSUs awarded during 2023 to all Eligible Directors, as well as the RSUs awarded to Mr. Odell and Ms. Korsanos in lieu of additional cash compensation in connection with the extension of their consulting agreements, as described above (consisting of a total of 16,413 and 14,252 RSUs, respectively, which vest in substantially equal installments over three years). The grant date fair values are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”) and were determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For additional information, see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)
Reflects the consulting fees for Mr. Odell and Ms. Korsanos as described above.

(3)
Reflects annual retainers earned by Eligible Directors for 2023. In the case of any Eligible Director who changes committee assignments during the year, the applicable retainers are subject to a pro rata adjustment to reflect the amount of time spent on the applicable committee during the year.

(4)
As described above, during 2023, Mr. Odell and Ms. Korsanos did not receive any additional compensation in respect of his or her services as a director.

(5)
Includes an annual retainer of $20,000 in respect of Mr. Youngblood’s services as a member of the DEI Council.

The table below shows the number of stock options and unvested RSUs held by each of our directors as of December 31, 2023, except for Mr. Marchetti, who commenced services as a director in 2024, and Mr. Wilson, whose stock options and unvested RSUs are reflected in the Outstanding Equity Awards at Fiscal Year-End Table below:
Name	Stock Options (in shares)	RSUs
Jamie R. Odell	677,933(1)	16,413(2)
Antonia Korsanos	677,933(1)	14,252(2)
Kneeland C. Youngblood	10,000(3)	5,413(4)
Hamish McLennan	10,000(3)	3,320(5)
Stephen Morro	10,000(3)	3,320(5)
Michael J. Regan	—	5,413(4)
Virginia Shanks	10,000(3)	3,320(5)
Timothy Throsby	10,000(3)	3,320(5)
Maria T. Vullo	10,000(3)	5,413(4)

(1)
Reflects two grants of stock options to each of Mr. Odell and Ms. Korsanos. 15,000 of the stock options held by each of Mr. Odell and Ms. Korsanos were granted on May 16, 2019 and August 26, 2019, respectively, with an exercise price of $20.74 and $17.26, respectively, and which vested and became exercisable on May 15, 2021 and August 21, 2021, respectively. The remaining 662,933 stock options held by each of Mr. Odell and Ms. Korsanos were granted on September 28, 2020, each with a three-year vesting schedule (subject to earlier vesting in the event certain specified stock price thresholds were achieved) and an exercise price of $35.42. One half of each of these stock option grants vested and became exercisable on each of May 28, 2021 and October 21, 2021 due to the achievement of the stock price thresholds on such dates.

(2)
Reflects RSUs granted to Mr. Odell and Ms. Korsanos on December 11, 2023 in consideration for their continued consulting services, which will vest in substantially equal installments on October 1 of each of 2024, 2025 and 2026.

(3)
Reflects stock options granted to Mr. Youngblood on August 6, 2018, Ms. Vullo on June 14, 2019, Mr. Throsby on October 7, 2020, Mr. McLennan on November 11, 2020, Ms. Shanks on June 11, 2021 and Mr. Morro on August 17, 2022 in connection with the applicable director joining the Board, each with a four-year vesting schedule and an exercise price of $37.35, $35.81, $34.12, $74.16 and $57.67, respectively. Mr. Youngblood’s and Ms. Vullo’s stock options vested and became exercisable on the first four anniversaries of their respective dates of grant. The first three installments of Messrs. McLennan and Throsby’s stock options vested and became exercisable on the first three anniversaries of the applicable date of grant and the balance is scheduled to vest and become exercisable on the fourth anniversary of the applicable date of grant. The first two installments of Ms. Shanks’ stock options vested and became exercisable on the first two anniversaries of the date of grant and the balance is scheduled to vest and become exercisable in two equal installments on the third and fourth anniversaries of the date of grant. The first installment of Mr. Morro’s stock options vested and became exercisable in three equal installments on the first anniversary of the date of grant and the balance is scheduled to vest and become exercisable on the second, third and fourth anniversaries of the date of grant.

(4)
For Messrs. Youngblood and Regan and Ms. Vullo, reflects 2,093 RSUs granted on June 10, 2020, which will vest in full on June 10, 2024, and 3,320 RSUs granted on June 7, 2023, which will vest in full on June 7, 2024.

(5)
For Messrs. McLennan, Morro and Throsby and Ms. Shanks, reflects 3,320 RSUs granted on June 7, 2023, which will vest in full on June 7, 2024.

Director Stock Ownership Guidelines
The stock ownership guidelines are intended to align the financial interests of our officers and directors with the interests of our stockholders. At the beginning of 2023, these guidelines provided that directors (including our Executive Chair and Executive Vice Chair), other than our President and Chief Executive Officer, who is subject to the officer stock ownership requirements, were required to own the lesser of (i) the number of shares of our common stock equal to five times the director’s annual retainer divided by the preceding 200-day average closing price of such shares and (ii) 15,000 shares of our common stock. As part of its 2023 assessment of the Company’s non-employee director compensation program, CAP recommended, and the Compensation Committee approved revisions to the guidelines to remove prong (ii).
Shares of our common stock held directly or indirectly, including shares acquired upon the exercise of stock options, shares held within retirement and deferred compensation plans, time-vesting RSUs to be settled in shares and shares owned by immediate family members, will continue to count for purposes of the revised guidelines, whereas outstanding (vested or unvested) stock options and performance-conditioned RSUs will not count (consistent with the prior guidelines).
Each covered director has five years to comply from the date the director became subject to the policy. At present, all of our covered directors are in compliance with the revised ownership guidelines. Mr. Marchetti (who joined the Board in January 2024) will have until January 2029 to satisfy the required level of ownership.

SECURITY OWNERSHIP
The following table sets forth certain information as to the security ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, each of our directors and director nominees, each of our named executive officers and all of our directors and executive officers as a group. The number of shares and the percentages of beneficial ownership set forth below are calculated as of April 11, 2024, unless otherwise noted, based on outstanding shares of 90,385,726. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.
Shares of Common Stock of the Company
Name and Address of Beneficial Owner	Number(1)	Percent(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	10,951,401(2)	12.1%

The Vanguard Group – 23-1945930 100 Vanguard Blvd. Malvern, PA 19355	9,128,510(3)	10.1%
Caledonia (Private) Investments Pty Limited Level 10, 131 Macquarie Street Sydney, NSW, 2000, Australia	8,529,064(4)	9.4%

Fine Capital Partners, L.P. 1350 Avenue of the Americas, Suite 1610 New York, New York 10019	8,465,409(5)	9.4%

Jamie R. Odell	697,933(6)	*
Matthew R. Wilson	151,185	*
Antonia Korsanos	688,104(7)	*
Siobhan Lane	21,254	*
Michael Marchetti	1,000	*
Hamish R. McLennan	51,873(8)	*
Stephen Morro	12,756	*
Michael J. Regan	90,123	*
Virginia E. Shanks	12,160	*
Timothy Throsby	27,423	*
Maria T. Vullo	26,202	*
Kneeland C. Youngblood	26,005	*
Constance P. James(9)	30,112	*
James Sottile	73,868	*
Oliver Chow	1,947	*
All current directors and executive officers as a group (consisting of 14 persons)(10)	1,911,945	2.1%

*
Represents less than 1% of the outstanding shares of common stock.

(1)
In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of April 11, 2024 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of April 11, 2024:

Mr. Odell — 677,933 stock options; Ms. Korsanos — 677,933 stock options; Mr. McLennan — 3,320 RSUs and 7,500 stock options; Mr. Morro — 3,320 RSUs and 2,500 stock options; Mr. Regan — 5,413 RSUs; Ms. Shanks — 3,320 RSUs and 5,000 stock options; Mr. Throsby — 3,320 RSUs and 7,500 stock options; Ms. Vullo — 5,413 RSUs and 10,000 stock options; Mr. Youngblood — 5,413 RSUs; and Mr. Sottile — 40,266 stock options.
(2)
Based on an amendment to Schedule 13G filed with the SEC on January 23, 2024 by Blackrock, Inc., reporting beneficial ownership as of December 31, 2023. The Schedule 13G states that Blackrock, Inc. has sole voting power with respect to 10,753,052 shares and sole dispositive power with respect to 10,951,401 shares.

(3)
Based on an amendment to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group — 23-1945930, reporting beneficial ownership as of December 29, 2023. The Schedule 13G states that The Vanguard Group — 23-1945930 has shared voting power with respect to 313,754 shares, sole dispositive power with respect to 8,728,326 shares and shared dispositive power with respect to 400,184 shares.

(4)
Based on an amendment to Schedule 13G filed with the SEC on February 14, 2024 by Caledonia (Private) Investments Pty Limited, reporting beneficial ownership as of December 31, 2023. The Schedule 13G states that Caledonia (Private) Investments Pty Limited has shared voting power with respect to 8,529,064 shares and shared dispositive power with respect to 8,529,064 shares.

(5)
Based on an amendment to Schedule 13G filed with the SEC on February 13, 2024 by Fine Capital Partners, L.P., Fine Capital Advisors, LLC, Adom Partners, L.P. and Ms. Debra Fine, reporting beneficial ownership as of December 31, 2023. The Schedule 13G states that each such person with the exception of Adom Partners, L.P. has shared voting power and shared dispositive power with respect to 8,465,409 shares and that Adom Partners, L.P. has shared voting power and shared dispositive power with respect to 4,871,462 shares.

(6)
Includes 10,000 shares held by the Jamie and Caroline Odell Superannuation Fund, of which Mr. Odell is a beneficiary.

(7)
Includes 171 shares held by Ms. Korsanos’s child.

(8)
Includes 5,000 shares held by Linyanti Holdings Pty Limited ATF McLennan Superannuation Fund, a retirement fund of which Mr. McLennan is the beneficiary, and 9,750 shares of common stock held by Londolozi Pty Limited ATF Londolozi Family Trust, of which Mr. McLennan serves as trustee.

(9)
Ms. James resigned as Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, effective August 25, 2023. Ms. James’s beneficial ownership was determined as of the most recent date that was practicable for the Company, which was May 8, 2023 for the number of shares of our common stock held by Ms. James.

(10)
Includes 1,428,632 shares issuable upon exercise of stock options and 124,055 shares issuable upon vesting of RSUs as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of April 11, 2024.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and program, the compensation decisions made by the Compensation Committee and the matters considered in making such decisions. The Company’s executive compensation program is administered by the Compensation Committee, referred to in this section as the “Committee.” The Committee is responsible for determining the compensation of the Company’s President and Chief Executive Officer and other executive officers of the Company, and for overseeing the Company’s executive compensation program.
Our executive compensation program is designed to attract, reward and retain our executive officers. This Compensation Discussion and Analysis focuses on the compensation of our “named executive officers” for the fiscal year ended December 31, 2023, who were:
Executive	Position
Matthew Wilson	President and Chief Executive Officer
Oliver Chow(1)	Executive Vice President, Chief Financial Officer and Treasurer
Constance P. James(1)	Former Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
James Sottile	Executive Vice President, Chief Legal Officer and Corporate Secretary
Siobhan Lane	Executive Vice President and Group Chief Executive, Gaming

(1)
Mr. Chow succeeded Ms. James as interim Chief Financial Officer on August 25, 2023, and Ms. James’s employment with the Company terminated as of such date. Mr. Chow was appointed Executive Vice President, Chief Financial Officer and Treasurer on December 13, 2023.

As used in this Compensation Discussion and Analysis and the tables and narratives that follow, “LWICP” refers to our annual management incentive compensation program.
Executive Summary
Light & Wonder is a leading cross-platform global games company with a focus on content and digital markets. Our portfolio of revenue-generating activities primarily includes supplying game content and gaming machines, casino management systems and table game products and services to licensed gaming entities; providing social casino and other mobile games, including casual gaming, to retail customers; and providing a comprehensive suite of digital gaming content, distribution platforms and player account management systems, as well as various other iGaming content and services. We report our results of operations in three business segments — Gaming, SciPlay and iGaming — representing our different products and services.
Our 2023 executive compensation program reflected key business priorities relating to operational and financial considerations, including the continued innovation to provide best in class content and systems and support growth in our product lines and services worldwide, creation of cash flow for efficient capital management, while continuing to invest in our business, and realization of ongoing cost savings.
Compensation Program Highlights for 2023
The following is a summary of the highlights of the Company’s executive compensation program:
•
Executive pay is substantially at risk because it largely consists of one or more types of performance-based compensation that vary in value based on our stock price, or that can only be earned upon achievement of pre-approved financial targets. The amount of 2023 at-risk pay as a percentage of total compensation for our President and Chief Executive Officer and the average for the other current named executive officers is shown below:

Executive	At-Risk Pay(1)
Mr. Wilson	81%
Other Current Named Executive Officers(2)	77%

(1)
Generally calculated based off total compensation, as reported in the “Summary Compensation Table”, excluding amounts included in the “All Other Compensation” column. At-Risk Pay generally consists of the grant date value of equity awards granted to the applicable executive and the value of the annual incentive compensation actually paid to the applicable executive. In the case of Mr. Chow, in light of his appointment as Chief Financial Officer part-way through the year, At-Risk Pay is calculated based on his target annual incentive compensation for his role.

(2)
Excludes Ms. James, our former Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary.

•
We utilized two different performance metrics in our 2023 LWICP, to avoid undue emphasis on any one metric.

•
Achievement of two LWICP performance metrics — revenue, subject to certain adjustments (“LWICP Revenue”), and Consolidated AEBITDA, as reported in our earnings release, subject to further adjustments (“LWICP AEBITDA”) — provided for a payout under the terms of the LWICP to our named executive officers of between 110.5% and 114.1% of target. Each of LWICP Revenue and LWICP AEBITDA was measured on a company-wide basis for all executives and on a business segment basis for Ms. Lane since she manages one of our business segments. LWICP Revenue and LWICP AEBITDA are non-GAAP financial measures with reconciliation provided in Appendix A.

•
Annual bonuses have varied over the past five years as shown below.

Annual Bonus Achievement as a % of Target Bonus Opportunity
Executive Officers with Company-wide Responsibilities
2019	2020	2021	2022	2023
20.0%	25.0%	139.9%	109.3%(1)	114.1%

(1)
In 2022, actual payouts were voluntarily reduced to 103.0%.

•
One-half of the 2023 equity awards for each executive officer vest based on the achievement of performance goals. Half of the performance-based awards are subject to a total shareholder return target, and the remaining half are subject to an AEBITDA target with outcomes that will be determined by the Committee in 2026.

Commitment to Good Governance and Best Practices
As part of its ongoing review of our executive compensation program, the Committee considers the results of our last “say on pay” proposal, which was approved by approximately 91% of the votes cast at the 2023 annual meeting of stockholders. As a result of such continued and strong stockholder support, the Committee did not consider significant changes to our compensation program to be necessary, and continued the practices that resulted in such strong support, including using multiple metrics for each performance-based element of our compensation program, setting an aggressive payout curve for our LWICP that requires 85% of a target metric to be achieved before an award is payable and utilizing relative total shareholder return as a metric for our annual equity awards.
To ensure its commitment to good governance of our executive compensation program, the Committee and the Board continued a number of policies that are viewed favorably by our stockholders, including:
•
No guaranteed salary increases. Our named executive officers are not entitled to contractual inflation-based salary increases.

•
Challenging, but achievable, financial objectives for annual bonus and performance-based equity awards. Performance metrics support important business priorities, and in 2023 we used two metrics to avoid undue emphasis on any one performance goal. In general, no LWICP bonus was payable unless at least 85% of the targeted amount was achieved, and the payout percentage at the threshold level was only 25% of an executive’s target bonus opportunity.
•
Inclusion of performance-conditioned equity awards. One-half of the 2023 equity awards granted to executive officers vest based on the achievement of performance goals. We also split equity awards between two different performance goals, to ensure appropriate alignment between incentive compensation and our long-term business goals.

•
Stock ownership guidelines. The Company’s stock ownership guidelines apply to our directors, President and Chief Executive Officer and executive officers who report directly to our President and Chief Executive Officer. The guidelines encourage a long-term perspective in managing the Company and further align the interests of our executive officers and directors with the interests of stockholders. See “— Corporate Governance Policies — Stock Ownership Guidelines” below for additional information.

•
Clawback policies. The Company maintains a clawback policy that exceeds the requirements of NASDAQ and the Dodd-Frank Act, which subjects cash and equity incentive compensation paid to senior executives (including the named executive officers) to recovery in the event that the Company’s financial statements are restated due to fraud or gross misconduct by the applicable executives. See “— Corporate Governance Policies — Clawback Policies” below for additional information.

•
No hedging and no pledging policies. The Company prohibits employees and directors from engaging in hedging transactions and from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan. See “— Corporate Governance Policies — No Hedging and No Pledging Policies” below for additional information.

•
Independent compensation consulting firm. The Committee benefits from its use of an independent compensation consulting firm, CAP, which provides no other services to the Company.

•
Periodic risk assessment. The Committee has concluded that our executive compensation program does not encourage behaviors that would create risks reasonably likely to have a material adverse effect on the Company.

•
No excise tax gross-ups. We do not agree to pay excise tax gross-ups.

•
No loans to executive officers. We do not make personal loans to our executive officers.

Objectives and Components of Compensation Program
The objectives of our executive compensation program are to attract and retain executive talent, to encourage and reward excellent performance by executives whose contributions drive the success of the Company and to create value for our stockholders. The program is structured to provide compensation packages that are competitive with the marketplace, to reward executives based on Company and, in certain circumstances, individual performance, to encourage long-term service and to align the interests of management and stockholders through incentives that encourage annual and long-term results.
The principal components of the Company’s executive compensation program consist of base salaries, annual performance-based incentive compensation and long-term incentive compensation. The Company also has employment agreements and other arrangements with named executive officers that include severance and change of control protections. The following is a description of the Company’s compensation elements and the objectives they are designed to support:

Element of Compensation	Rationale	Linkage to Compensation Objective
Base Salary	• Provides fixed level of compensation	• Attracts and retains executive talent
Annual Incentive Compensation
•
Target level of annual incentive compensation provides an attractive total incentive opportunity that incentivizes achievement of the Company’s financial goals by tying payouts to Company financial performance, with actual annual incentive compensation payouts depending upon Company and, in certain circumstances, individual performance

•
Fosters excellent business performance

•
Aligns executive and stockholder interests by linking all or a portion of compensation to the annual performance of the Company

•
Attracts and retains executive talent

Long-Term Incentive Compensation (time- and performance-vesting RSUs)
•
Target level of long-term incentive compensation provides a market-competitive equity opportunity

•
Vesting of one-half of equity awards is conditioned upon achievement of a financial performance target or share price appreciation relative to a market index to align executive pay with stockholder interests

•
Time-vesting RSUs promote executive retention

•
Aligns executive and stockholder interests by linking a portion of compensation to long-term Company performance

•
Fosters excellent business performance that creates value for stockholders

•
Attracts and retains executive talent

•
Encourages long-term service

Severance and Change of Control Protections
•
Severance provisions under employment agreements provide benefits to ease an employee’s transition in the event of an unexpected employment termination by the Company due to changes in the Company’s employment needs

•
Change in control protections encourage employees to remain focused on the best interests of the Company in the event of rumored or actual fundamental corporate changes

• Attracts and retains executive talent • Encourages long-term service
Base Salary
The base salaries of the Company’s executive officers are reviewed on an annual basis in light of the competitive marketplace, the executive officer’s responsibilities, experience and contributions and internal equity considerations. Internal equity in this context means ensuring that executives in comparable positions are rewarded comparably. In connection with his promotion to Chief Financial Officer on a permanent basis, Mr. Chow received a base salary increase from $375,000 to $625,000 effective December 13, 2023. Mr. Chow previously received a salary increase in connection with his appointment as interim Chief Financial Officer from $325,000 to $375,000 effective August 3, 2023. No other executive officer received a base salary increase in 2023.
Annual Incentive Compensation
The Committee reviews the design of the LWICP each year with a view to realizing desired corporate objectives and in light of management’s recommendation as to financial targets and payout structure. In recent years, this review has focused on structuring an annual bonus payout scale that the Committee deems appropriate in light of our growth objectives, our commitment to pay down debt and our interest in managing incentive compensation costs. For 2023, the Committee approved an annual bonus payout structure under which achievement of targeted financial performance would generally result in the payout of the executive officer’s target bonus opportunity. Achievement of 85% or 130% or greater of financial targets would result in payouts of 25% and 200%, respectively, of an executive’s target bonus opportunity with respect to that metric. Achievement of below 85% of a financial target would result in no payout with respect to that metric.
For 2023, annual bonuses under the LWICP for our executives with Company-wide responsibilities were earned based on the Company’s performance, relative to pre-determined financial targets based on LWICP Revenue and LWICP AEBITDA, each measured on a consolidated basis. For executives who oversee a business segment, annual bonuses were determined based on a combination of overall Company metrics, with LWICP Revenue and LWICP AEBITDA measured on a consolidated basis and business segment financial targets, as set forth in more detail below. LWICP Revenue and LWICP AEBITDA are non-GAAP metrics, and a reconciliation of these metrics is provided in Appendix A. In all cases, annual bonuses were not guaranteed, even if the financial goals were achieved, and the Committee retained discretion to adjust bonus payouts if it thought circumstances, including an executive’s individual performance, warranted it. For all employees, the Committee determined that earned 2023 bonuses would be, and in March 2024 were, paid in the form of vested shares.
Based on the 2023 LWICP structure, the named executive officers had the following bonus opportunities:
Executive	Threshold Annual Bonus Opportunity (% of Base Salary)	Target Annual Bonus Opportunity (% of Base Salary)	Maximum Annual Bonus Opportunity (% of Base Salary)
Mr. Wilson	25%	100%	200%
Mr. Chow	(1)	(1)	(1)
Ms. James(2)	19%	75%	150%
Mr. Sottile	19%	75%	150%
Ms. Lane	19%	75%	150%

(1)
As a result of Mr. Chow’s promotion to interim Chief Financial Officer on August 25, 2023, and his subsequent promotion to Executive Vice President, Chief Financial Officer and Treasurer on December 13, 2023, his annual bonus was calculated as follows: (a) based on a target percentage of 50% of an annual salary rate of $325,000 through August 1, 2023; (b) based on a target percentage of 50% of an annual salary rate of $375,000 from August 2, 2023 through December 12, 2023; and (c) based on a target percentage of 75% of an annual salary rate of $625,000 for the remainder of the year.

(2)
As a result of her termination of employment on August 25, 2023, Ms. James forfeited her 2023 LWICP award.

The tables below set forth the specific financial targets used to measure the Company’s performance and determine payouts under the 2023 LWICP:

Consolidated:
	Annual Bonus Payout as Percentage of Target Award
		Threshold 25%	Target 100%	110%	125%	175%	Max 200%
LWICP Revenue	Target ($) (millions)	$2,380	$2,800	$2,940	$3,080	$3,360	$3,640
	% of Target	85%	100%	105%	110%	120%	130%
LWICP AEBITDA	Target ($) (millions)	$837	$985	$1,034	$1,084	$1,182	$1,281
	% of Target	85%	100%	105%	110%	120%	130%
Gaming Business Segment:
	Annual Bonus Payout as Percentage of Target Award
		Threshold 25%	Target 100%	110%	125%	175%	Max 200%
LWICP Revenue	Target ($) (millions)	$1,530	$1,800	$1,890	$1,980	$2,160	$2,340
	% of Target	85%	100%	105%	110%	120%	130%
LWICP AEBITDA	Target ($) (millions)	$730	$859	$902	$945	$1,031	$1,117
	% of Target	85%	100%	105%	110%	120%	130%
For employees with Company-wide responsibilities, which included Messrs. Wilson, Chow and Sottile and Ms. James, annual bonus amounts were determined based solely on consolidated Company performance, with each metric given a 50% weighting. For Ms. Lane, who leads the Gaming business segment, her annual bonus amount was determined based on a combination of the Company performance against the consolidated Company metrics and achievement against the applicable metrics of the Gaming business segment, with each metric given a 25% weighting. Each of the four metrics used to determine LWICP payouts for our executive officers was set at a level that was higher than the corresponding targets and actual performance for 2022.
Annual Bonus Results
LWICP results for 2023 for each of the metrics described above are shown in the table below.
	2023 ($ millions)
	100% Target Achievement (100% payout)	LWICP Results(1)	Results (% of Target Achievement)	Payout %	Consolidated Weighted Payout (% of Target Bonus)(2)	Gaming Weighted Payout (% of Target Bonus)(3)
LWICP Revenue	$2,800	$2,902	103.6%	107.3%	53.7%	26.9%
LWICP AEBITDA	$985	$1,070(4)	108.6%	120.9%	60.4%	30.2%
Gaming LWICP Revenue	$1,800	$1,850	102.8%	105.6%	N/A	26.4%
Gaming LWICP AEBITDA	$859	$894(4)	104.1%	108.0%	N/A	27.0%
		Weighted Total:			114.1%	110.5%

(1)
Refer to Appendix A for reconciliation of LWICP Revenue and LWICP AEBITDA metrics, which are non-GAAP financial measures.

(2)
Weighted payout for executives with Company-wide responsibilities, which includes Messrs. Wilson, Chow and Sottile and Ms. James.

(3)
Weighted payout for executives with responsibility for the Gaming business segment, which includes Ms. Lane.

(4)
For LWICP purposes, the Committee adjusted the level of performance achieved by reducing actual consolidated-Company LWICP AEBITDA by $48 million and actual Gaming LWICP AEBITDA by $24 million.

Summary
The table below shows the annual bonuses that were payable to each named executive officer for 2023 based on actual achievement with respect to the performance metrics.
Executive	Actual Annual Bonus Award(1)	Award Paid as a % of Target Annual Bonus Opportunity	Award Paid as a % of End of Year Base Salary
Mr. Wilson	$1,483,300	114.1%	114.1%
Mr. Chow(2)	$214,797	114.1%	34.4%
Ms. James(3)	—	—	—
Mr. Sottile	$599,025	114.1%	85.6%
Ms. Lane	$621,281	110.5%	82.8%

(1)
The Committee determined that actual annual bonuses for all employees would be, and in March 2024 were, paid in the form of vested shares.

(2)
As a result of Mr. Chow’s promotion to interim Chief Financial Officer on August 25, 2023, and his subsequent promotion to Executive Vice President, Chief Financial Officer and Treasurer on December 13, 2023, his annual bonus was calculated as follows: (a) based on a target percentage of 50% of an annual salary rate of $325,000 through August 1, 2023; (b) based on a target percentage of 50% of an annual salary rate of $375,000 from August 2, 2023 through December 12, 2023; and (c) based on a target percentage of 75% of an annual salary rate of $625,000 for the remainder of the year.

(3)
As a result of Ms. James’s resignation of employment from the Company, she did not receive an annual bonus award.

Long-Term Incentive Compensation
Annual Equity Awards
The Company’s executive officers received annual long-term incentive compensation awards, comprised of time-vesting and time- and performance-vesting RSUs, which link their compensation to the long-term performance of the Company, align their interests with stockholders and encourage long-term service. Under the current equity award opportunity guidelines, eligible executives have a target annual equity award opportunity equal to a designated percentage of their base salary (with the actual award determined on or prior to the grant date, in the discretion of the Committee). Long-term incentive opportunities are the largest component of variable compensation for the executives, which appropriately ties a significant proportion of their compensation to the long-term performance of the business. The target annual equity award opportunities for 2023 are shown below:
Executive	Target Equity Award Opportunity for 2023 (% of Salary)
Mr. Wilson	300%
Mr. Chow(1)	75%
Ms. James(2)	200%
Mr. Sottile	175%
Ms. Lane	200%

(1)
Mr. Chow’s target equity award opportunity as a percentage of his salary was increased from 75% to 175% in connection with his promotion to Executive Vice President, Chief Financial Officer and Treasurer on December 12, 2023. At the time annual grants were determined for 2023, Mr. Chow was Senior Vice President, Corporate Finance. Although the structure of his equity awards was determined by the Committee, since he was not an executive officer, the grant date value of his equity awards was determined by senior management and approved by Mr. Wilson, within the parameters set by the Committee.

(2)
Ms. James’s 2023 annual equity awards were forfeited upon her resignation of employment from the Company.

For the 2023 grants, the Company set the proportion of performance-conditioned awards to half of the executive’s total target award value. All awards were granted in the form of RSUs. Half of the performance-conditioned awards vest subject to the Company’s achievement of total shareholder return targets relative to the S&P 400 average total shareholder return (“TSR RSUs”). The other half of the performance-conditioned awards vest subject to the Company’s achievement of certain Consolidated AEBITDA targets (“AEBITDA RSUs”). The combination of TSR RSUs and AEBITDA RSUs is designed to incentivize achievement of long-term financial goals and strong stock price performance above that of the broader market. Performance-conditioned awards pay out at 50% of target if threshold performance is achieved, and the maximum payout (100% of target) occurs if target performance is achieved. There is no additional payout for performance above target.
Information regarding the 2023 annual equity awards is set forth below:
Executive	Date of Grants	Time-Vesting RSUs(1)	TSR RSUs(2)	AEBITDA RSUs(2)
Mr. Wilson	03/24/2023	34,099	17,049	17,049
Mr. Chow	03/24/2023	2,131	1,065	1,065
Ms. James(3)	03/24/2023	13,115	6,557	6,557
Mr. Sottile	03/24/2023	10,710	5,355	5,355
Ms. Lane	03/24/2023	13,115	6,557	6,557

(1)
Awards vest in three annual installments beginning on March 20, 2024.

(2)
Awards vest on March 20, 2026 contingent on achievement of performance conditions by December 31, 2025. Vesting will be between 50% and 100% of the target number of awards if at least threshold performance is achieved, otherwise the awards will be forfeited. The number of awards shown in the table is based on target performance.

(3)
Ms. James’s 2023 annual equity awards were forfeited upon her resignation of employment from the Company.

Other Equity Awards
In connection with Mr. Chow’s commencement of employment with the Company in late 2022, and as contemplated by his offer of employment, the Company granted Mr. Chow a sign-on equity grant on March 24, 2023, with an aggregate grant date value of $150,000, which was intended to replace the value of awards Mr. Chow forfeited with his prior employer when he joined the Company. This award vests in three annual installments beginning on November 14, 2023.
In connection with his appointment to the position of interim Chief Financial Officer, to appropriately compensate him for his increased responsibilities, the Committee granted Mr. Chow an award of RSUs with a grant date value of approximately $200,000, vesting in equal installments on the first three anniversaries of such appointment.
Performance Achievement for 2021 – 2023 Performance-Conditioned RSUs
In early 2024, the Committee determined the level of performance achieved under the performance-conditioned RSUs granted in 2023, which consisted of half AEBITDA RSUs and half TSR RSUs. The table below sets forth the threshold and target performance levels for the AEBITDA RSUs and the TSR RSUs, as well as actual performance and the payout levels for each. Performance below the threshold performance level would result in no payout, performance between the threshold and target performance levels would result in a payout determined based on linear interpolation and performance above the target level would only result in payout at target.

	Threshold (50% payout)	Target (100% Payout)	Actual Performance	Payout %
AEBITDA RSUs(1)	$843 million	$1,124 million	$1,083 million	93%
TSR RSUs	30th percentile of S&P 400 average TSR	55th percentile of S&P 400 average TSR	92nd percentile of S&P 400 average TSR	100%

(1)
The performance metric for the AEBITDA RSUs is Consolidated AEBITDA, as reported in our earnings release, subject to further adjustments (“RSU AEBITDA”). Refer to Appendix A for reconciliation of the RSU AEBITDA, which is a non-GAAP financial measure. As a result of the divestitures of our instant and draw-based lottery products, lottery systems and lottery content services to lottery operators business and our business of providing sports wagering solutions to various gaming entities, which were completed in 2022, the Committee determined that an adjustment to the RSU AEBITDA threshold and target values, which was set based on our May 2021 long-range plan, to remove the impact of the divested businesses, was necessary to appropriately measure performance following the divestitures and retain the incentives and intended purpose of the AEBITDA RSUs. The values in the table above reflect such adjustment. Actual performance was measured solely based on the results of our continuing operations to ensure an appropriate comparison.

The table below reflects the number of AEBITDA RSUs and TSR PSUs that vested for each of the named executive officers based on performance achieved.
Executive	AEBITDA RSUs Earned	TSR RSUs Earned
Mr. Wilson	6,683	7,186
Mr. Chow(1)	—	—
Ms. James(2)	—	—
Mr. Sottile	6,237	6,707
Ms. Lane	2,569	2,763

(1)
Mr. Chow was not an employee of the Company at the time the 2021 — 2023 AEBITDA RSUs and TSR RSUs were granted.

(2)
Ms. James’s 2021 – 2023 AEBITDA RSUs and TSR RSUs were forfeited upon her resignation of employment from the Company.

Retirement Plans
Executive officers are eligible to participate in our 401(k) retirement plan under the same rules that apply to other employees. Historically the Company has made a matching contribution of 100% of the first 1% of contributions and 50% of the next 5% of contributions (for a match of up to 3.5% of eligible compensation).
Other 2023 Compensation
As previously disclosed, in 2022 in connection with our CEO transition, the Committee considered it critical to retain Ms. James, our former Chief Financial Officer, through the filing of our fiscal 2022 annual report, and provided her with a cash retention award of $500,000, payable upon such filing. In early 2023, Ms. James satisfied the retention condition, and the cash retention award became payable, as reflected in the Summary Compensation Table.
Following Ms. James’s announced departure, the Committee appointed Mr. Chow interim Chief Financial Officer, effective as of August 25, 2023. To ensure his retention, and to appropriately compensate Mr. Chow for his increased duties during the interim period while a search for a permanent Chief Financial Officer was conducted and to aid in the transition to a permanent Chief Financial Officer, the Committee provided Mr. Chow with a $100,000 cash retention award, payable 50% upon his commencement as interim Chief Financial Officer and 50% three months following the appointment of a permanent Chief Financial

Officer, and an additional $100,000 cash retention award that was immediately payable, but would be subject to repayment on a pro rata basis if Mr. Chow’s employment was terminated for any reason prior to August 25, 2024.
Corporate Governance Policies
Stock Ownership Guidelines
The Committee previously approved stock ownership guidelines requiring our directors, President and Chief Executive Officer and executive officers who report to our President and Chief Executive Officer to acquire and maintain a meaningful ownership interest in the Company. These guidelines are intended to encourage a long-term perspective in managing the Company and to further align the interests of our executive officers and directors with the interests of our stockholders. Covered individuals are required to own a number of shares of our common stock equal to a specified multiple of annual base salary (or in the case of directors, other than our President and Chief Executive Officer, annual cash retainer for Board service) divided by the preceding 200-day average closing price of such shares. The stock ownership requirement varies based on position, as shown in the table below.
Shares of our common stock held directly or indirectly, including shares acquired upon the exercise of stock options, shares held within retirement and deferred compensation plans, time-vesting RSUs to be settled in shares and shares owned by immediate family members will count for purposes of the policy, whereas outstanding (vested or unvested) stock options and performance-conditioned RSUs will not count. Covered individuals will have five years to meet the required level of ownership from the date the individual became subject to the policy or to an increased level under the policy. We expect covered individuals who do not meet the ownership requirements to retain at least 50% of the shares of our common stock that vest or are acquired upon exercise of stock options, net of applicable taxes, until the ownership requirements are met.
Job Level	Minimum Required Ownership Interest
President and Chief Executive Officer	Lesser of five times annual base salary
Chief Financial Officer and Group Chief Executives	Lesser of two times annual base salary
Other Executive Officers Reporting to the President and Chief Executive Officer	Lesser of annual base salary
The following table summarizes the ownership of our named executive officers against these guidelines as of December 31, 2023. All of our current named executive officers are in compliance with our guidelines.
Name	Ownership Requirement (# of Shares Based on Multiple of Salary)	Ownership (# of Shares/ Units)
Mr. Wilson	88,499	180,632
Mr. Chow(1)	17,019	9,588
Mr. Sottile	9,531	95,111
Ms. Lane	20,423	34,333

(1)
Mr. Chow became subject to the guidelines in August 2023 and has until August 2028 to achieve the required level of ownership.

Clawback Policies
We maintain a clawback policy that requires us to recoup certain excess compensation in compliance with NASDAQ listing requirements.
In addition, the Committee and the Board have previously approved a cash and equity compensation “clawback” policy. Under the policy, the Committee may, in its discretion, take any one or more of the following actions in the event of a restatement of our financial statements that the Committee determines was due to an executive’s fraud or gross misconduct:

•
cancel the executive’s outstanding incentive compensation awards (defined as annual cash bonus and equity compensation, whether or not vested);

•
disqualify the executive from receiving future incentive compensation awards;

•
recoup incentive compensation paid or awarded to the executive from and after the date that is one year before the events giving rise to the restatement were discovered; and/or

•
recoup the executive’s gains from the sale of shares awarded as incentive compensation or the exercise of stock options from and after the date that is one year before the events giving rise to the restatement were discovered.

No Hedging and No Pledging Policies
The Committee also approved a policy prohibiting employees, officers and directors from hedging or engaging in similar transactions or arrangements designed to protect against declines in the market price of our securities (including the securities of the Company’s affiliates) and a policy prohibiting employees, officers and directors from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan. In particular, employees, officers and directors may not:
•
purchase or sell options (e.g., puts, calls and collars) relating to our securities;

•
purchase or sell other derivative securities designed to hedge or offset any decrease in the market value of our securities;

•
engage in short sales of the Company’s securities, including a “sale against the box”;

•
have standing orders regarding the Company’s securities unless used only for a very brief period of time, except for purchases and sales under a Rule 10b5-1 trading plan that is approved by the Company’s Chief Legal Officer;

•
hold the Company’s securities in a margin account; or

•
pledge the Company’s securities as collateral for a loan.

Peer Group
As a general matter, the Committee uses compensation data derived from a peer group of companies as a general indicator of relevant market conditions for both executives’ and non-employee directors’ compensation, but does not set specific benchmark targets for total executive or non-employee director compensation or for individual elements of executive or non-employee director compensation.
As part of its continual review of the appropriateness and effectiveness of our compensation programs, in November 2022, the Committee requested that its independent consultant, CAP, review the Company’s peer group and recommend potential changes. Following this review, in February 2023, CAP recommended the removal of Caesars Entertainment, Inc. and MGM Resorts International, as their revenues were significantly higher than the Company’s or any other company in the peer group and they maintained significant physical casino businesses, and of Activision Blizzard, Inc. and Zynga Inc. due to contemplated or completed acquisitions. CAP then recommended the addition of AppLovin Corporation, Bally’s Corporation, Match Group and Roblox Corporation based on business model and size relative to the Company. The Committee approved these recommendations, resulting in a revised peer group of 15 companies, primarily focused on gaming and content creators and comprised the following:

• AppLovin Corporation • Aristocrat Leisure Limited • Bally’s Corporation • Boyd Gaming Corporation • DraftKings Inc. • Electronic Arts Inc. • Everi Holdings Inc. • IAC Inc.	• International Game Technology PLC • Match Group • PENN Entertainment, Inc. • Playtika Holding Crop. • Roblox Corporation • Take-Two Interactive Software, Inc. • Wynn Resorts, Limited.
Role of Management
The Committee works directly with our Chief People Capability Officer on our executive compensation program and receives recommendations from the President and Chief Executive Officer regarding the compensation of executive officers, other than with respect to the President and Chief Executive Officer’s own compensation. The Committee has the authority to follow these recommendations or make different determinations in its sole discretion. Because Mr. Chow was not an executive officer prior to August 2023, decisions regarding Mr. Chow’s compensation prior to such date were made by the relevant members of senior management, subject to the framework established by the Committee for senior employees of the Company.
Role of Compensation Consultant
The Committee has the sole authority to select and retain outside compensation consultants or any other consultants, legal counsel or other experts to provide independent advice and assistance in connection with the execution of its responsibilities. The Committee has engaged CAP to provide such independent advice, including:
•
attending scheduled meetings of the Committee and providing advice and context on matters discussed in the meetings;

•
periodically reviewing and recommending updates to our compensation peer group;

•
conducting competitive compensation reviews with respect to senior executives and non-employee directors;

•
advising on long-term incentive programs generally, as well as on alternatives to historical equity grants;

•
advising the Committee on legal and regulatory developments;

•
advising on certain policies, including policies relating to stock ownership guidelines, compensation clawbacks and hedging prohibitions;

•
advising on the design of annual incentives under the LWICP; and

•
assisting in the review of the Company’s compensation policies and practices, with a focus on incentive programs, from a risk management perspective.

CAP generally attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee’s Chair or the Committee’s other members outside of meetings. CAP was retained by and reports directly to the Committee, which determines the scope of requested services and approves fee arrangements for its work, and CAP does not provide any other services to, or receive any other fees from, the Company without the prior approval of the Committee’s Chair.
In 2023, the Committee reviewed the independence of CAP in light of the criteria set forth in the final rules relating to compensation consultant independence that were issued by the SEC in June 2012. Based on this review, the Committee is satisfied that no conflicts of interest exist that interfere with the independence of CAP, and CAP is fully able to provide to the Committee independent advice regarding executive and non-employee director compensation.

Compensation Program as it Relates to Risk
The Company’s management and the Committee, with the assistance of CAP, periodically review the Company’s compensation policies and practices, focusing particular attention on incentive programs, so as to ensure that they do not encourage excessive risk-taking by the Company’s employees. Specifically, this review includes the LWICP (in which executives generally participate), the Company’s business segment bonus and commission plans (in which other employees participate) and the Company’s long-term incentive plan. As discussed above, the LWICP is generally designed to reward achievement of annual results when measured against performance metrics, whereas the annual equity incentive program is designed to link a portion of compensation to long-term Company performance. Management and the Committee do not believe that the Company’s compensation program creates risks that are reasonably likely to have a material adverse impact on the Company for the following reasons:
•
our incentive programs appropriately balance short- and long-term incentives, with a significant percentage of total compensation for the senior executive team provided in the form of incentive compensation focused on the Company’s long-term performance;

•
the LWICP has historically used multiple financial performance metrics that encourage executives and other employees to focus on the overall health of the business rather than on a single financial measure;

•
a qualitative assessment of individual performance is generally a component of individual compensation payments;

•
annual bonuses under the LWICP and business segment plans are capped;

•
the Committee approved stock ownership guidelines applicable to senior executives and directors, two clawback policies with respect to cash and equity incentive compensation and a hedging and pledging policy prohibiting transactions designed to protect against declines in the market price of our common stock or where our common stock is used as collateral for a loan;

•
executive officers and certain other key employees with access to material nonpublic information must obtain permission from the Company’s Chief Legal Officer to trade in shares of our common stock, even during an open trading period;

•
Board and management processes are in place to oversee risk associated with the LWICP and business segment plans, including periodic business performance reviews by management and regular bonus accrual updates to the Committee; and

•
the Company’s risk management processes  —  including the Company’s enterprise risk management program, Code (and related training), strong ethics and compliance function that includes suitability reviews of customers and other persons and entities with which the Company does business, internal approval processes and legal department review of contracts  —  mitigate the potential for undue risk-taking.

Employment Agreements; Severance and Change in Control Arrangements
We typically enter into employment agreements with our executive officers. The agreements specify duties and minimum compensation commitments. The agreements also provide for severance benefits in certain circumstances and impose restrictive covenants that relate to, among other things, confidentiality and competition. The Committee believes that employment agreements with our executive officers are generally desirable as a means to attract executive talent, encourage long-term service, obtain a measure of assurance as to the executives’ continued employment in light of prevailing market competition, impose restrictive covenants and, where practicable, provide severance and other terms and conditions comparable to those provided to similarly situated executives.
The severance protection provided under employment agreements assists the Company in attracting and retaining executives and is designed to ease an executive’s transition in the event of an unexpected termination by the Company due to changes in the Company’s employment needs. Severance provisions that are included in the agreements do not generally enhance an employee’s current income, and therefore are generally independent of the direct compensation decisions made by the Committee from year to year.

The Company has change in control provisions in the Company’s 2003 Incentive Compensation Plan (as amended and restated, the “2003 Plan”) such that unvested stock options, RSUs and other equity awards would generally accelerate upon a change in control (as defined in the 2003 Plan). These provisions apply to all 2003 Plan participants.
In 2020, as a result of the announcement that MacAndrews & Forbes was exploring a possible sale of our common stock that it held, the Company conducted a review of its change in control protections, and determined that, in order to retain key executives and maintain their focus during any uncertainty that would result from such a sale, it was appropriate to adopt the Change in Control Protection Plan (the “CIC Plan”). The CIC Plan is only triggered upon an acquisition by a third party of 30% or more of our common stock, and only provides for double-trigger benefits. The terms of the CIC Plan are described in more detail below under “Potential Payments Upon Termination or Change in Control”.
The Committee views these enhanced severance provisions as appropriate because they encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes and allow executives to assess potential change in control transactions objectively without regard to the potential impact on their own job security.
In connection with Mr. Chow’s appointment as Chief Financial Officer on a permanent basis, we entered into an employment agreement with Mr. Chow to memorialize such appointment. Pursuant to his employment agreement, Mr. Chow’s annual base salary and target bonus opportunity were increased to $625,000 and 75% of his base salary, respectively, and he became eligible for annual equity awards with an aggregate grant date fair value of 175% of his base salary.
Tax Deductibility of Executive Compensation
In implementing the Company’s executive compensation program, the Committee’s general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which limits a public company’s tax deduction for compensation in excess of $1 million paid to named executive officers. While the Committee generally seeks to take advantage of favorable tax treatment in implementing the Company’s executive compensation program, the Committee’s ability to do so has been greatly reduced under the Tax Cuts and Jobs Act of 2017. As a result, the Committee has authorized compensation that does not qualify for tax deductibility in order to continue to provide a competitive compensation program that is aligned with stockholder interests.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
Compensation Committee
Hamish McLennan, Chair
Stephen Morro
Virginia Shanks
Kneeland C. Youngblood

Summary Compensation Table
The table below shows the compensation of our President and Chief Executive Officer, our Chief Financial Officer, our other executive officers for 2023 who were serving as such as of December 31, 2023 and our former Chief Financial Officer. These five individuals are the named executive officers for 2023.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Matthew Wilson Chief Executive Officer	2023	1,300,000	—	3,899,846	1,483,300	8,750	6,691,896
	2022	866,347	—	1,499,904	818,656	9,087	3,193,994
	2021	750,000	—	1,190,332	826,875	1,741	2,768,948
Oliver Chow Executive Vice President, Chief Financial Officer and Treasurer	2023	354,231	200,000	596,792	214,797	6,563	1,372,383
Constance P. James Former Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	2023	504,808	500,000	1,499,906	—	8,799	2,513,513
	2022	750,000	—	1,987,404	614,812	183,485	3,535,701
	2021	543,462	—	1,245,088	469,909	79,892	2,338,351
James Sottile Executive Vice President, Chief Legal Officer and Corporate Secretary	2023	700,000	—	1,224,903	599,025	91,609	2,615,537
	2022	700,000	—	1,687,522	573,826	98,547	3,059,895
	2021	700,000	—	1,834,714	734,475	75,230	3,344,419
Siobhan Lane Executive Vice President, Group Chief Executive, Gaming	2023	750,000	—	1,499,906	621,281	67,156	2,938,343
	2022	592,308	—	824,948	475,452	49,043	1,941,751

(1)
The amounts in the “salary” column reflect base salary amounts paid during the applicable year to the named executive officers.

(2)
The amounts in the “bonus” column reflect the retention bonuses payable to Mr. Chow in connection with his appointment as Interim Chief Financial Officer and to Ms. James in connection with our CEO transition, in each case, described above.

(3)
The amounts in the “stock awards” column reflect the aggregate grant date fair value of RSUs awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the RSUs granted by the Company was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For additional information, see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(4)
The amounts in the “non-equity incentive plan compensation” column reflect for all applicable named executive officers the annual performance bonuses earned under the LWICP, which were paid in fully vested shares.

(5)
The amounts in the “all other compensation” column for 2023 include the following:

a.
Company contributions to the Company’s 401(k) plan for Mr. Wilson ($8,750), Mr. Chow ($6,563), Ms. James ($8,799), Mr. Sottile ($11,550) and Ms. Lane ($11,550).

b.
For Mr. Sottile, costs associated with the reimbursement of expenses incurred in commuting from our main office to his home in Silver Spring, Maryland ($80,059). For Ms. Lane, costs associated with the reimbursement of expenses incurred in commuting from our main office to her home in Philadelphia, Pennsylvania ($55,606). In the case of Mr. Sottile and Ms. Lane, the commuting expenses also includes the cost of temporary housing in the Las Vegas area. In addition, the Company pays country club dues on behalf of Mr. Wilson in order for Mr. Wilson to utilize the club for business purposes. Although Mr. Wilson may also use the club for personal purposes, all personal costs are paid by Mr. Wilson, and therefore there is no additional expense to the Company.
The amounts for 2022 include the following:
a.
Company contributions to the Company’s 401(k) plan for Mr. Wilson ($9,087), Ms. James ($7,501), Mr. Sottile ($10,675) and Ms. Lane ($10,675).

b.
For Mr. Sottile, costs associated with the reimbursement of expenses incurred in commuting from our main office to his home in Silver Spring, Maryland ($87,872).

c.
Costs associated with the reimbursement of housing expenses for Mses. James ($175,984) and Lane ($38,368).

The amounts for 2021 include the following:
a.
Company contributions to the Company’s 401(k) plan for Ms. James ($8,174) and Messrs. Sottile ($8,781) and Wilson ($1,741).

b.
For Mr. Sottile, costs associated with the reimbursement of expenses incurred in commuting from our main office to his home in Silver Spring, Maryland ($66,449).

c.
For Ms. James, costs associated with the reimbursement of relocation expenses ($54,255) and the reimbursement of certain taxes associated with such expenses ($17,463).

Grants of Plan-Based Awards for Fiscal Year 2023
The table below provides information regarding the LWICP awards and RSUs granted to the named executive officers during 2023.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Target
Name	Grant Date	($)	($)	($)	(#)	(#)(3)	($)(4)
Matthew Wilson	—	325,000	1,300,000	2,600,000	—	—	—
	03/24/2023	—	—	—	17,049	—	974,948
	03/24/2023	—	—	—	17,049	—	974,948
	03/24/2023	—	—	—	—	34,099	1,949,952
Oliver Chow	—	46,871	188,419	374,966	—	—	—
	03/24/2023	—	—	—	1,065	—	60,903
	03/24/2023	—	—	—	1,065	—	60,903
	03/24/2023	—	—	—	—	2,131	121,862
	03/24/2023	—	—	—	—	2,623	149,997
	08/30/2023	—	—	—	—	2,636	203,131
Constance P. James(5)	—	140,625	562,500	1,125,000	—	—	—
	03/24/2023	—	—	—	6,557	—	374,963
	03/24/2023	—	—	—	6,557	—	374,963
	03/24/2023	—	—	—	—	13,115	749,982
James Sottile	—	131,250	525,000	1,050,000	—	—	—
	03/24/2023	—	—	—	5,355	—	306,226
	03/24/2023	—	—	—	5,355	—	306,226
	03/24/2023	—	—	—	—	10,710	612,452
Siobhan Lane	—	140,625	562,500	1,125,000	—	—	—
	03/24/2023	—	—	—	6,557	—	374,963
	03/24/2023	—	—	—	6,557	—	374,963
	03/24/2023	—	—	—	—	13,115	749,982

(1)
The amounts shown under the “estimated future payouts under non-equity incentive plan awards” column represent the performance-based annual bonus opportunity approved for 2023 for each of the named executive officers. The actual amounts awarded under the program for 2023 are shown in the Summary Compensation Table above under the “non-equity incentive plan compensation” column. For Mr. Chow, the amount is based on a blended rate as described in “Compensation Discussion and Analysis — Objectives and Components of Compensation Program — Annual Incentive Compensation”.

(2)
The amounts shown under the “estimated future payouts under equity incentive plan awards” column include the award of performance-conditioned RSUs granted under the 2003 Plan, consisting of TSR RSUs and AEBITDA RSUs. The TSR RSUs are scheduled to vest on March 20, 2026, subject to the Company’s achievement by December 31, 2025 of a total shareholder return performance condition target relative to the S&P 400 average total shareholder return. AEBITDA RSUs are scheduled to vest on March 20, 2026, subject to the Company’s achievement by December 31, 2025 of a certain RSU

AEBITDA target. For additional information regarding these awards, see “Compensation Discussion and Analysis — Objectives and Components of Compensation Program — Long-Term Incentive Compensation”.
(3)
The amounts shown under the “all other stock awards” column reflect annual grants of time-vesting RSU awards that vest in three equal installments on each of March 20, 2024 and the first two anniversaries of that date for each of the named executive officers. For additional information regarding these awards, see “Compensation Discussion and Analysis — Objectives and Components of Compensation Program — Long-Term Incentive Compensation — Annual Equity Awards.” The amounts in this column also include (i) sign-on equity awards granted to Mr. Chow in connection with his commencement of employment with the Company, which vest in substantially equal annual installments, with the first installment having vested on November 14, 2023, and the balance scheduled to vest in substantially equal installments on November 14, 2024 and 2025, and (ii) the RSUs granted to Mr. Chow on August 30, 2023 in connection with his appointment as interim Chief Financial Officer, which vest in substantially equal annual installments on August 25, 2024, 2025 and 2026.

(4)
The amounts shown as the “grant date fair value” of the awards were computed in accordance with FASB ASC Topic 718. The fair value was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For a discussion of valuation assumptions, see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(5)
Ms. James’s grants reflected in this table were forfeited in connection with her resignation of employment from the Company.

Outstanding Equity Awards at Fiscal Year-End
The table below provides information with respect to the stock options and RSUs held by the named executive officers as of December 31, 2023. Ms. James did not hold any equity awards as of December 31, 2023.
			Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Matthew Wilson	04/03/2020	—	—	—	—	—	9,797(2)	804,432	—	—
	03/22/2021	—	—	—	—	—	2,396(3)	196,736	—	—
	03/22/2021	—	—	—	—	—	7,186(4)	590,043	—	—
	06/25/2021	—	—	—	—	—	6,683(5)	548,742	—	—
	03/25/2022	—	—	—	—	—	8,400(6)	689,724	—	—
	03/25/2022	—	—	—	—	—	—	—	6,300(7)	517,293
	03/25/2022	—	—	—	—	—	—	—	6,300(8)	517,293
	03/24/2023	—	—	—	—	—	34,099(9)	2,799,869	—	—
	03/24/2023	—	—	—	—	—	—	—	17,049(10)	1,399,894
	03/24/2023	—	—	—	—	—	—	—	17,049(11)	1,399,894
Oliver Chow	11/14/2022	—	—	—	—	—	2,265(12)	185,980	—	—
	03/24/2023	—	—	—	—	—	2,131(9)	174,976	—	—
	03/24/2023	—	—	—	—	—	—	—	1,065(10)	87,448
	03/24/2023	—	—	—	—	—	—	—	1,065(11)	87,448
	03/24/2023	—	—	—	—	—	1,749(13)	143,611	—	—
	08/30/2023	—	—	—	—	—	2,636(14)	216,442	—	—
James Sottile	09/04/2018	5,006(15)	—	—	30.33	09/03/2028	—	—	—	—
	09/04/2018	5,006(16)	—	—	30.33	09/03/2028	—	—	—	—
	03/20/2019	15,127(17)	—	—	22.69	03/20/2029	—	—	—	—
	03/20/2019	15,127(18)	—	—	22.69	03/20/2029	—	—	—	—
	04/03/2020	—	—	—	—	—	9,375(2)	769,782	—	—
	03/22/2021	—	—	—	—	—	2,236(3)	183,598	—	—
	03/22/2021	—	—	—	—	—	6,707(4)	550,712	—	—
	06/25/2021	—	—	—	—	—	6,237(5)	512,121	—	—
	09/02/2021	—	—	—	—	—	3,334(19)	273,755	—	—
	03/25/2022	—	—	—	—	—	6,860(6)	563,275	—	—
	03/25/2022	—	—	—	—	—	—	—	5,145(7)	422,456
	03/25/2022	—	—	—	—	—	—	—	5,145(8)	422,456
	10/05/2022	—	—	—	—	—	6,667(20)	547,428	—	—
	03/24/2023	—	—	—	—	—	10,710(9)	879,399
	03/24/2023	—	—	—	—	—	—	—	5,355(10)	440,000
	03/24/2023	—	—	—	—	—	—	—	5,355(11)	440,000

			Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Siobhan Lane	04/03/2020	—	—	—	—	—	4,375(2)	359,232	—	—
	03/22/2021	—	—	—	—	—	921(3)	75,624	—	—
	03/22/2021	—	—	—	—	—	2,763(4)	226,870	—	—
	06/25/2021	—	—	—	—	—	2,569(5)	210,941	—	—
	03/25/2022	—	—	—	—	—	4,620(6)	379,349	—	—
	03/25/2022	—	—	—	—	—	—	—	3,465(7)	284,512
	03/25/2022	—	—	—	—	—	—	—	3,465(8)	284,512
	03/24/2023	—	—	—	—	—	13,115(9)	1,076,873	—
	03/24/2023	—	—	—	—	—	—	—	6,557(10)	538,396
	03/24/2023	—	—	—	—	—	—	—	6,557(11)	538,396

(1)
The value shown was calculated by multiplying the number of RSUs outstanding by the closing price of our common stock on December 29, 2023 ($82.11).

(2)
These RSUs are part of a grant that was awarded with a four-year vesting schedule. The first, second and third installments vested on each of March 20, 2021, March 20, 2022 and March 20, 2023. The RSUs shown in the table are scheduled to vest on March 20, 2024.

(3)
These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first and second installments vested on each of March 20, 2022 and March 20, 2023. The RSUs shown in the table are scheduled to vest on March 20, 2024.

(4)
These TSR RSUs are scheduled to vest on March 20, 2024, subject to the Company’s achievement by December 31, 2023 of a total shareholder return performance condition target relative to the S&P 400 average total shareholder return. The total shareholder return target was achieved at 100% of target, and therefore the performance-conditioned RSUs shown in the table have converted to time-vesting RSUs.

(5)
These AEBITDA RSUs are scheduled to vest on March 20, 2024, subject to the Company’s achievement by December 31, 2023 of an RSU AEBITDA target. The RSU AEBITDA performance condition was achieved at 93% of target (refer to Appendix A for reconciliation of the RSU AEBITDA metric), and therefore the performance-conditioned RSUs shown in the table have converted to time-vesting RSUs.

(6)
These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first installment vested on March 20, 2023. The RSUs shown in the table are scheduled to vest in two annual installments beginning on March 20, 2024.

(7)
These TSR RSUs are scheduled to vest on March 20, 2025, subject to the Company’s achievement by December 31, 2024 of a total shareholder return performance condition target relative to the S&P 400 average total shareholder return.

(8)
These AEBITDA RSUs are scheduled to vest on March 20, 2025, subject to the Company’s achievement by December 31, 2024 of an RSU AEBITDA target.

(9)
These RSUs are scheduled to vest in three annual installments beginning on March 20, 2024.

(10)
These TSR RSUs are scheduled to vest on March 20, 2026, subject to the Company’s achievement by December 31, 2025 of a total shareholder return performance condition target relative to the S&P 400 average total shareholder return.

(11)
These AEBITDA RSUs are scheduled to vest on March 20, 2026, subject to the Company’s achievement by December 31, 2025 of an RSU AEBITDA target.

(12)
These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first installment vested on November 14, 2023. The RSUs shown in the table are scheduled to vest in two annual installments beginning on November 14, 2024.

(13)
These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first installment vested on November 14, 2023. The RSUs shown in the table are scheduled to vest in two annual installments beginning on November 14, 2024.

(14)
These RSUs are scheduled to vest in three annual installments beginning on August 25, 2024.

(15)
These stock options were awarded with a four-year vesting schedule. All options have vested.

(16)
These stock options were scheduled to become exercisable in four annual installments beginning on March 20, 2019, subject to the 60-trading day average closing price of the Company’s common stock meeting or exceeding 120% of the strike price of the stock options prior to March 20, 2022. The stock price hurdle has been achieved, and therefore all options have vested.

(17)
These stock options were awarded with a four-year vesting schedule. All options have vested.

(18)
These stock options were scheduled to become exercisable in four annual installments beginning on March 20, 2020, subject to the Company’s achievement of a performance goal, which was modified as a result of the impact of the COVID-19 pandemic. In early 2021, the Committee determined that the performance goal was achieved and therefore all options have vested.

(19)
These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first and second installments vested on August 31, 2022 and August 31, 2023. The RSUs shown in the table are scheduled to vest on August 31, 2024.

(20)
These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first installment vested on October 1, 2023. The RSUs shown in the table are scheduled to vest in two annual installments beginning on October 1, 2024.

Option Exercises and Stock Vested for Fiscal Year 2023
The table below provides information for the named executive officers with respect to stock options that were exercised and RSUs that vested during 2023.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Matthew Wilson	—	—	43,933	$2,885,414
Oliver Chow	—	—	2,006	$173,008
Constance James	—	—	11,924	$686,051
James Sottile	—	—	27,135	$1,737,582
Siobhan Lane	—	—	16,323	$1,062,842

(1)
In the case of Mr. Sottile, includes 1,563 shares of SciPlay Class A common stock.

(2)
Value based on the average of the high and low sale prices of our common stock or SciPlay’s Class A common stock, as applicable, as of the trading day immediately prior to the date upon which the RSUs vested.

Potential Payments Upon Termination or Change in Control
For the named executive officers in 2023, other than Ms. James, the information below describes and quantifies certain compensation that would become payable pursuant to the terms of their employment agreements, their equity award agreements and the CIC Plan under the various termination events described below. Ms. James did not receive any payments or benefits in connection with her resignation on August 25, 2023.
Employment Agreements and Equity Award Agreements with Current Named Executive Officers and CIC Plan.   The following disclosure applies to the named executive officers who were executives as of December 31, 2023, and therefore does not apply to Ms. James. For purposes of the disclosure that follows, a “Qualifying Termination” means the executive’s employment was terminated by the Company without “cause” or by him or her for “good reason” (as such terms are defined in the applicable agreement or the CIC Plan, as applicable), and an executive’s “Severance Bonus Amount” is equal to the highest annual incentive compensation paid to such executive in respect of the two most recent fiscal years but not more than such executive’s target bonus for the then-current fiscal year.
The employment agreement with each of Mr. Wilson and Ms. Lane, in effect as of December 31, 2023, provides that if the applicable executive experienced a Qualifying Termination, such executive would have been entitled to receive: (i) a pro rata bonus for the year of termination; (ii) an amount equal to two times such executive’s base salary, payable over a period of 24 months; and (iii) payment of COBRA premiums for up to 18 months if such executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA.
The employment agreement with Mr. Chow in effect as of December 31, 2023 provides that if he experienced a Qualifying Termination, he would have been entitled to receive: (i) a pro rata bonus for the year of termination; (ii) an amount equal to his base salary, generally payable over a period of 12 months; and (iii) payment of COBRA premiums for up to 12 months if he elects to continue medical coverage under the Company’s group health plan in accordance with COBRA.
The employment agreement with Mr. Sottile in effect as of December 31, 2023 provides that if he experienced a Qualifying Termination, he would have been entitled to receive: (i) a pro rata bonus for the year of termination; (ii) an amount equal to the sum of his base salary and Severance Bonus Amount, generally payable over a period of 12 months; and (iii) payment of COBRA premiums for up to 12 months if he elects to continue medical coverage under the Company’s group health plan in accordance with COBRA.
The employment agreements with each of the current named executive officers provide that in the event the executive resigns after reaching the age of 65, all service-based vesting conditions for his or her annual equity awards will be deemed satisfied, subject to the achievement of any applicable performance criteria. Mr. Sottile’s agreement also provides that if he experiences a Qualifying Termination prior to reaching the age of 65, his equity awards will continue to vest during the one-year period following his termination date (subject to earlier vesting under certain circumstances).
In the event of the death of a named executive officer, such executive’s beneficiary or estate would have been entitled to receive any benefits that would have been payable under any life insurance benefit of such executive for which the Company pays premiums. In the event of the termination of a named executive officer due to such executive’s “total disability” (as such term is defined in the applicable agreement), such executive would have been entitled to receive disability payments pursuant to a disability plan sponsored or maintained by the Company.
Each employment agreement also contains, among other things, covenants imposing on the named executive officer certain obligations with respect to confidentiality and proprietary information and restricting such executive’s ability to engage in certain activities in competition with the Company during the term of such executive’s employment and for a period of 12 months after termination (in the case of Mr. Wilson and Ms. Lane, for a period of 24 months after termination). Incentive-based compensation and benefits provided under each agreement will be subject to recovery under the Company’s “clawback” policies, described above under “Compensation Discussion and Analysis — Corporate Governance Policies — Clawback Policies”.

Our CIC Plan covers Messrs. Wilson and Sottile since they were serving as executive officers on the date the CIC Plan was adopted. Under the CIC Plan, if a named executive officer’s employment is terminated by the Company without “cause” or by the executive for “good reason” within 18 months of a “change in control” (each as defined in the CIC Plan), the executive would be entitled to receive: (i) a pro rata bonus for the year of termination based on actual performance; (ii) cash severance equal to the sum of his base salary and Severance Bonus Amount, multiplied by two in the case of Mr. Wilson and one and a half in the case of Mr. Sottile, payable in a lump sum unless Section 409A of the Internal Revenue Code would require a different payment timing; (iii) payment of COBRA premiums for up to the length of the severance period if the applicable named executive officer elects to continue medical coverage under the Company’s group health plan in accordance with COBRA; and (iv) accelerated vesting of all equity awards granted by the Company, with the level of achievement of any performance-based vesting criteria determined by the Committee. For purposes of the CIC Plan, “change in control” is generally defined as a third party, excluding MacAndrews & Forbes and its affiliates, acquiring at least 30% of the Company’s common stock. The CIC Plan provides that, upon a termination of employment, the named executive officer would receive benefits under either the CIC Plan or such executive’s employment agreement, whichever provides the greater benefit. Mr. Chow and Ms. Lane are not participants in the CIC Plan because they were not serving in an eligible role when the plan was adopted.
The CIC Plan and the employment agreements with the named executive officers provide that if the payments and benefits to be provided under the CIC Plan or the applicable executive’s employment agreement, as applicable, were subject to the excise tax under Section 4999 of the Internal Revenue Code, a “best net” cutback will apply, such that such executive would have received either the full amount of such payments and benefits or payments and benefits with a value equal to one dollar less than the threshold that would subject such executive to such excise tax, whichever would have resulted in a greater after-tax amount.
Under the terms of our standard equity award agreement, unvested stock options and RSUs held by an employee (including a named executive officer) would generally vest upon the termination of such employee’s employment by reason of death or “disability” (as such term is defined in the applicable award agreement). Under the terms of our standard equity award agreements beginning with our 2022 grants, key employees, including the named executive officers, are entitled to pro-rated vesting upon the termination of such employee’s employment by the Company without “cause” or by the employee for “good reason.”
The 2003 Plan provides for, upon a “change in control”, accelerated vesting of all equity awards granted by the Company, with performance-based vesting criteria deemed to have been met if so determined by the Committee. For purposes of the 2003 Plan, “change in control” is generally defined as (i) a third party, acquiring at least 40% of the Company’s common stock, or (ii) the consummation of a transaction requiring stockholder approval for the acquisition of the Company by an entity or for the purchase by an entity of substantially all of the assets of the Company.
The amounts described below are estimates, and the actual amounts to be paid can only be determined at the time of the executive’s separation. The amounts described below would be in addition to amounts the individual would receive in respect of previously earned amounts, such as balances under the 401(k) plan and previously vested equity or bonus awards, as to which neither the named executive officer’s employment agreement nor the plans provide for enhanced benefits or payments upon termination. The values shown below for equity awards that would have accelerated had the specified termination event occurred on the last day of the year were calculated by multiplying the number of shares subject to the acceleration by the closing price of our common stock on the last trading day of the year, which was $82.11.

Mr. Wilson
The following describes the estimated amounts Mr. Wilson would have received if the termination event specified occurred on December 31, 2023:
	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$2,600,000(b)	$2,600,000(c)	—	—
Severance Bonus Amount	—	—	—	$2,600,000(d)	—	—
Bonus for Year of Termination	—	—	$1,483,300(e)	$1,483,300(e)	—	—
Total Cash Payments	—	—	$4,083,300	$6,683,300	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$42,654(f)	$56,872(f)	$2,600,000(f)	—
Total Benefits & Perquisites	—	—	$42,654	$56,872	$2,600,000	—
Long-Term Incentive Compensation
Value of Accelerated RSUs	—	—	$2,330,969	$9,505,300(g)	$9,505,300(g)	$9,505,300(g)
Total Value of Payments and Benefits	—	—	$6,456,923	$16,245,472	$12,105,300	$9,505,300

(a)
Either a change in control for purposes of the 2003 Plan or a termination without cause or for good reason upon or within 18 months following a change in control for purposes of the CIC Plan. Mr. Wilson’s employment agreement does not provide for enhanced severance in the event of a change in control.

(b)
Amount reflects 24 months of base salary. Paid over 24 months.

(c)
Amount reflects 24 months of base salary. Paid in a lump sum upon termination if severance benefits are provided under the CIC Plan and if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 24 months.

(d)
Amount reflects two times Severance Bonus Amount. Amount shown is based on 2023 target bonus. Paid in a lump sum. This amount will only be payable in the event of a termination in connection with a change in control for purposes of the CIC Plan.

(e)
Amount reflects pro rata bonus that would have been received for the year of termination (amount shown is actual 2023 bonus). Paid in a lump sum.

(f)
Amount reflects (i) the cost of continued health coverage under the Company’s insurance under COBRA for 18 months or 24 months if the termination is without cause or for good reason upon or within 18 months following a change in control for purposes of the CIC Plan or (ii) in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.

(g)
In the case of a termination without cause or for good reason, absent a change in control, reflects vesting of a pro rata portion of equity awards granted in 2022 and 2023. In the case of a change in control for purposes of the 2003 Plan, termination without cause or for good reason upon or within 18 months following a change in control for purposes of the CIC Plan (and that did not constitute a change in control under the 2003 Plan) or termination due to death or disability, reflects full vesting of all equity awards upon the change in control or applicable termination event. All applicable performance criteria are assumed to be achieved at “target” levels.

Mr. Chow
The following describes the estimated amounts Mr. Chow would have received if the termination event specified occurred on December 31, 2023:
	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$625,000(b)	$625,000(b)	—	—
Severance Bonus Amount	—	—	—	—	—	—
Bonus for Year of Termination	—	—	$214,797(c)	$214,797(c)	—	—
Total Cash Payments	—	—	$839,797	$839,797	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$24,618(d)	$24,618(d)	$1,250,000(d)	—
Total Benefits & Perquisites	—	—	$24,618	$24,618	$1,250,000	—
Long-Term Incentive Compensation
Value of Accelerated RSUs	—	—	$118,496(e)	$895,903(e)	$895,903(e)	$895,903(e)
Total Value of Payments and Benefits	—	—	$982,911	$1,760,318	$2,145,903	$895,903

(a)
Solely a change in control for purposes of the 2003 Plan since Mr. Chow is not a participant in the CIC Plan. Mr. Chow’s employment agreement does not provide for enhanced severance in the event of a change in control.

(b)
Amount reflects 12 months of base salary. Paid over 12 months.

(c)
Amount reflects pro rata bonus that would have been received for the year of termination (amount shown is actual 2023 bonus). Paid in a lump sum.

(d)
Amount reflects (i) the cost of continued health coverage under the Company’s insurance under COBRA for 12 months or (ii) in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.

(e)
In the case of a termination without cause or for good reason, absent a change in control, reflects vesting of a pro rata portion of equity awards (all of Mr. Chow’s awards were granted in 2022 or 2023). In the case of a change in control for purposes of the 2003 Plan or termination due to death or disability, reflects full vesting of all equity awards upon the change in control or applicable termination event. All applicable performance criteria are assumed to be achieved at “target” levels.

Mr. Sottile
The following describes the estimated amounts Mr. Sottile would have received if the termination event specified occurred on December 31, 2023:
	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$700,000(b)	$1,050,000(c)	—	—
Severance Bonus Amount	—	—	$525,000(b)(d)	$787,500(e)	—	—
Bonus for Year of Termination	—	—	$599,025(f)	$599,025(f)	—	—
Total Cash Payments	—	—	$1,824,025	$2,436,525	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$16,750(g)	$25,125(g)	$1,400,000(g)	—
Total Benefits & Perquisites	—	—	$16,750	$25,125	$1,400,000	—
Long-Term Incentive Compensation
Value of Accelerated RSUs	—	—	$3,138,491(h)	$6,042,968(h)	$6,042,968(h)	$6,042,968(h)
Total Value of Payments and Benefits	—	—	$4,979,266	$8,504,618	$7,442,968	$6,042,968

(a)
Either a change in control for purposes of the 2003 Plan or a termination without cause or for good reason upon or within 18 months following a change in control for purposes of the CIC Plan. Mr. Sottile’s employment agreement does not provide for enhanced severance in the event of a change in control.

(b)
Paid over 12 months.

(c)
Amount reflects 18 months of base salary. Paid in a lump sum upon termination if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 12 months. This amount will only be payable in the event of a termination in connection with a change in control for purposes of the CIC Plan.

(d)
Amount reflects Severance Bonus Amount. Amount shown is 2023 target bonus.

(e)
Amount reflects one and a half times Severance Bonus Amount, which is based on 2023 target bonus. Paid in a lump sum upon termination if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 12 months. This amount will be reduced to 12 months of base salary in the event of a change in control for purposes of the 2003 Plan that is not a change in control for purposes of the CIC Plan.

(f)
Amount reflects pro rata bonus that would have been received for the year of termination (amount shown is actual 2023 bonus). Paid in a lump sum.

(g)
Amount reflects (i) the cost of continued health coverage under the Company’s insurance under COBRA for 12 months or 18 months if the termination is without cause or for good reason upon or within 18 months following a change in control for purposes of the CIC Plan or (ii) in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.

(h)
In the case of a termination without cause or for good reason, absent a change in control, reflects continued vesting of outstanding equity awards held by Mr. Sottile through the first anniversary of his termination date. In the case of a change in control for purposes of the 2003 Plan, termination without cause or for good reason upon or within 18 months following a change in control for purposes of the CIC Plan (and that did not constitute a change in control under the 2003 Plan) or termination due to death or disability, reflects full vesting of all equity awards upon the change in control or applicable termination event. All applicable performance criteria are assumed to be achieved at “target” levels.

Ms. Lane
The following describes the estimated amounts Ms. Lane would have received if the termination event specified occurred on December 31, 2023:
	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$1,500,000(b)	$1,500,000(b)	—	—
Severance Bonus Amount	—	—	—	—	—	—
Bonus for Year of Termination	—	—	$621,281(c)	$621,281(c)	—	—
Total Cash Payments	—	—	$2,121,281	$2,121,281	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$22,787(d)	$22,787(d)	$1,500,000(d)	—
Total Benefits & Perquisites	—	—	$22,787	$22,787	$1,500,000	—
Long-Term Incentive Compensation
Value of Accelerated RSUs	—	—	$1,042,235(e)	$3,990,629(e)	$3,990,629(e)	$3,990,629(e)
Total Value of Payments and Benefits	—	—	$3,186,303	$6,134,697	$5,490,629	$3,990,629

(a)
Solely a change in control for purposes of the 2003 Plan since Ms. Lane is not a participant in the CIC Plan. Ms. Lane’s employment agreement does not provide for enhanced severance in the event of a change in control.

(b)
Amount reflects 24 months of base salary. Paid over 24 months.

(c)
Amount reflects pro rata bonus that would have been received for the year of termination (amount shown is actual 2023 bonus). Paid in a lump sum.

(d)
Amount reflects (i) the cost of continued health coverage under the Company’s insurance under COBRA for 18 months or (ii) in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.

(e)
In the case of a termination without cause or for good reason, absent a change in control, reflects vesting of a pro rata portion of equity awards granted in 2022 and 2023. In the case of a change in control for purposes of the 2003 Plan or termination due to death or disability, reflects full vesting of all equity awards upon the change in control or applicable termination event. All applicable performance criteria are assumed to be achieved at “target” levels.

Pay Ratio Disclosure
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to provide the ratio of the annual total compensation of Mr. Wilson, the Company’s President and Chief Executive Officer, to the annual total compensation of the median employee of the Company and its consolidated subsidiaries (the “Pay Ratio Disclosure”). The pay ratio included in this Pay Ratio Disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. For 2023, the estimated annual total compensation of the median employee of the Company and its consolidated subsidiaries (other than the President and Chief Executive Officer) was $56,386. Mr. Wilson’s annual total compensation required to be reported in the Summary Compensation Table for 2023 was $6,691,896. Based on this information, the ratio of the compensation of the President and Chief Executive Officer to the annual total compensation of the median employee was 119 to 1 in 2023.
We identified the median employee by collecting payroll data globally for those individuals identified as employees as of December 31, 2023, whether on a full-time, part-time, temporary or seasonal basis, and we used reasonable estimates to remove those individuals who were not active employees on December 31, 2023. Out of our resulting total of 6,263 employees, 2,625 were employed in the United States and 3,638 were employed in foreign jurisdictions. We excluded a total of 274 employees from 8 countries under the de minimis exemption: Argentina (9), Austria (16), Italy (11), Macao (51), Panama (3), Singapore (11), South Africa (23) and Sweden (150). Therefore, for purposes of determining our median employee at the time, we used a total of 2,625 U.S. employees and 3,364 non-U.S. employees. We also applied exchange rates in effect on December 31, 2023 to convert all international currencies into U.S. dollars and used total cash compensation, including base salary, annual bonus (paid in 2023), overtime and other forms of supplemental cash paid for the 12-month period ending on December 31, 2023, as our consistently applied compensation measure.

Pay versus Performance
Pursuant to SEC rules, the following table sets forth information on the relationship between the Company’s financial performance, stockholder return and the compensation of the individuals serving as our President and Chief Executive Officer (referred to as our “PEO”) and, on average, our other named executive officers during 2020, 2021, 2022 and 2023. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, please refer to our “Compensation Discussion and Analysis”.
	Summary Compensation Table Total for PEO		Compensation Actually Paid to PEO				Value of Initial Fixed $100 Investment Based On:
Year	First PEO ($)(1)	Second PEO ($)(1)	First PEO ($)(2)	Second PEO ($)(2)	Avg Summary Compensation Table Total for Non- PEO NEOs ($)(1)	Average Compensation Actually Paid to Non- PEO NEOs ($)(2)	Total Shareholder Return ($)(3)	Peer Group Total Shareholder Return ($)(3)	Net Income ($ millions)	Consolidated AEBITDA ($ millions)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2023	6,691,896	—	9,785,911	—	2,359,944	2,134,309	306.60	324.88	163(5)	1,118
2022	3,193,994	6,136,011	2,130,622	(17,892,828)	4,171,510	3,578,994	218.83	271.48	3,675(5)	913
2021	—	13,485,500	—	29,951,291	3,046,670	5,456,124	249.56	349.77	371	793
2020	—	3,614,599	—	9,975,671	2,701,249	3,385,216	154.94	228.29	(569)	374

(1)
Mr. Wilson (the “First PEO” for purposes of the table above) succeeded Barry L. Cottle (the “Second PEO” for purposes of the table above) as interim President and Chief Executive Officer on August 30, 2022, and Mr. Cottle’s employment with the Company terminated as of such date. Mr. Wilson was appointed President and Chief Executive Officer on a permanent basis on October 10, 2022. The amounts shown in columns (b) and (c) are the amounts of total compensation reported in our “Summary Compensation Table” for each of Messrs. Wilson and Cottle for the years in which the applicable individual served as President and Chief Executive Officer. The amounts in column (f) are averages of the amounts of total compensation reported in our “Summary Compensation Table” for all of our named executive officers, other than individuals serving as our President and Chief Executive Officer, for the applicable year. Such other named executive officers, for each year, are:

—
2023: Oliver Chow, Constance P. James, James Sottile and Siobhan Lane;

—
2022: Constance P. James, Patrick J. McHugh, James Sottile and Siobhan Lane;

—
2021: Constance P. James, Michael C. Eklund, Patrick J. McHugh, James Sottile and Matthew Wilson; and

—
2020: Michael C. Eklund, Michael A. Quartieri, James Sottile, Matthew Wilson and Michael F. Winterscheidt.

(2)
Compensation Actually Paid has been calculated in accordance with Item 402(v) of Regulation S-K and does not reflect compensation actually earned, realized or received by our named executive officers. These amounts are based on the total amounts reported in the Summary Compensation Table for the applicable year, with the adjustments set forth below.

Year	Summary Compensation Table Total (First PEO) ($)	Exclusion of Equity Awards Reported in the Summary Compensation Table Total (First PEO) ($)(a)	Equity Award Additions to Summary Compensation Table Total (First PEO) ($)(b)	Compensation Actually Paid (First PEO) ($)
2023	6,691,896	3,899,846	6,993,861	9,785,911
2022	3,193,994	1,499,904	436,532	2,130,622

Year	Summary Compensation Table Total (Second PEO) ($)	Exclusion of Equity Awards Reported in the Summary Compensation Table Total (Second PEO) ($)(a)	Equity Award Additions to Summary Compensation Table Total (Second PEO) ($)(b)	Compensation Actually Paid (Second PEO) ($)
2022	6,136,011	4,499,951	(19,528,888)	(17,892,828)
2021	13,485,500	9,151,065	25,616,856	29,951,291
2020	3,614,599	1,750,000	8,111,072	9,975,671
Year	Average Summary Compensation Table Total (Other NEOs) ($)	Exclusion of Average of Equity Awards Reported in the Summary Compensation Table Total (Other NEOs) ($)(a)	Average Equity Award Additions to Summary Compensation Table Total(Other NEOs) ($)(b)	Average Compensation Actually Paid (Other NEOs) ($)
2023	2,359,944	1,205,377	979,742	2,134,309
2022	4,171,510	1,124,969	532,453	3,578,994
2021	3,046,670	1,282,540	3,691,994	5,456,124
2020	2,701,249	1,932,190	2,616,157	3,385,216

(a)
The amounts in these columns represent the totals from the “Stock Awards” column in our “Summary Compensation Table” for the applicable year (or the average of such amounts in the case of our other named executive officers).

(b)
The equity award adjustments for each applicable year were determined as follows:

Year	Year-End Fair Value of Current Year Equity Awards That Remain Unvested as of Last Day of Year (First PEO) ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards (First PEO) ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year (First PEO) ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year (First PEO) ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year (First PEO) ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included (First PEO) ($)	Total Equity Award Additions (First PEO) ($)
2023	5,599,656	1,076,893	—	317,312	—	—	6,993,861
2022	1,476,720	(545,641)	—	(494,547)	—	—	436,532
Year	Year-End Fair Value of Current Year Equity Awards That Remain Unvested as of Last Day of Year (Second PEO) ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards (Second PEO) ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year (Second PEO) ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year (Second PEO) ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year (Second PEO) ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included (Second PEO) ($)	Total Equity Award Additions (Second PEO) ($)
2022	—	—	—	(1,000,729)	(18,528,159)	—	(19,528,888)
2021	10,065,199	7,670,806	—	7,880,851	—	—	25,616,856
2020	9,075,938	4,523,919	—	(2,810,785)	(2,678,000)	—	8,111,072

Year	Average Year-End Fair Value of Current Year Equity Awards That Remain Unvested as of Last Day of Year (Other NEOs) ($)	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards (Other NEOs) ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year (Other NEOs) ($)	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year (Other NEOs) ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year (Other NEOs) ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included (Other NEOs) ($)	Average Total Equity Award Additions (Other NEOs) ($)
2023	1,155,596	437,838	18,972	66,214	(698,878)	—	979,742
2022	1,166,726	(218,616)	—	(223,554)	(192,103)	—	532,453
2021	1,168,135	1,085,346	—	1,438,514	—	—	3,691,994
2020	2,976,285	151,147	—	(305,742)	(205,534)	—	2,616,157
(3)
The Peer Group Total Shareholder Return set forth in this table consists of the same peer group we utilize in the stockholder return performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2023, and consists of Aristocrat (Australian Securities Exchange: ALL), IGT (New York Stock Exchange: IGT), Everi Holdings Inc. (New York Stock Exchange: EVRI), Playtika Holding Corp. (New York Stock Exchange: PLTK), PlayAGS, Inc. (New York Stock Exchange: AGS) and Evolution AB (Stockholm Stock Exchange: EVO) (the “Peer Group”). The Total Shareholder Return dollar amounts shown in column (h) assume $100 was invested on January 1, 2020 through the end of the listed year in the Company and such Peer Group, respectively, assuming that all dividends were reinvested. For the fiscal year ended December 31, 2023, the Company changed its peer group because management believes that the transition to the current peer group provides a better representation of industry performance given that the prior peer group was selected before the completion of the Company’s divestitures of its lottery business and sports betting business. Our former peer group companies consisted of: Aristocrat, IGT, Intralot, S.A. (Athens Stock Exchange: INLOT), Pollard Banknote Limited (Toronto Stock Exchange: PBL) and Everi Holdings Inc. (the “Former Peer Group”). The Peer Group Total Shareholder Return with respect to the Former Peer Group is $97.33, $142.33, $102.31 and $135.34, for 2020, 2021, 2022 and 2023, respectively.

(4)
For purposes of providing a consistent measure for each fiscal year presented, Consolidated AEBITDA for fiscal years 2021 and 2020 excludes the results of business units that we divested in 2022, although, annual bonus payments for such years were determined based on Consolidated AEBITDA measured inclusive of such business units. A reconciliation of Consolidated AEBITDA for each year is provided in Appendix A.

(5)
Includes a pre-tax gain of $4,927 million on the sale of discontinued operations. See Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

We consider Consolidated AEBITDA to be the most important measure used to link our performance to the “Compensation Actually Paid” for our named executive officers in 2023. This choice was motivated by the fact that Consolidated AEBITDA, subject to certain adjustments, was one of the performance metrics, in the form of LWICP AEBITDA, under the 2023 LWICP, determining 50% of the payout for our executives with Company-wide responsibilities, and the sole performance metric, in the form of RSU AEBITDA, for a significant portion of the outstanding equity awards held by our named executive officers, including awards that were earned in early 2024. The below list consists of our “most important” financial performance measures used to link our performance to the “Compensation Actually Paid” for our named executive officers in 2023. Revenue, subject to certain adjustments, was the other performance metric used to determine payouts under our 2023 LWICP and TSR was used to determine the vesting level for half of our 2021 – 2023 performance-conditioned RSUs. In addition, we consider free cash flow to be an important financial performance metric linked to “Compensation Actually Paid” for 2023 even though it was not used as a metric under our programs in 2023, because the Compensation Committee takes our free cash flow results into consideration when making other compensation-related decisions, including whether to provide executives with merit increases or to exercise negative discretion to reduce payouts under the LWICP.

•
Consolidated AEBITDA

•
Revenue

•
TSR

•
Free cash flow

Relationship between “Compensation Actually Paid” and Total Shareholder Return
The graphs below show the relationship between the “Compensation Actually Paid” for our President and Chief Executive Officer(s), our other named executive officers and the total shareholder return of the Company and the Peer Group.
Relationship between “Compensation Actually Paid” and Net Income
The graphs below reflect the relationship between the “Compensation Actually Paid” for our President and Chief Executive Officer(s), our other named executive officers and our net income. Note that net income for 2022 includes a pre-tax gain of $4,927 million on the sale of discontinued operations.

Relationship between “Compensation Actually Paid” and Consolidated AEBITDA
The graphs below reflect the relationship between the “Compensation Actually Paid” for our President and Chief Executive Officer(s), our other named executive officers and Consolidated AEBITDA.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about the shares of our common stock that may be issued upon the exercise of stock options, warrants and other stock rights under all of our equity compensation plans as of December 31, 2023.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights(3) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	3,860,536	$42.04	5,867,629
Equity compensation plans not approved by security holders(2)	—	—	69,517
Total	3,860,536	$42.04	5,937,146

(1)
The “Equity compensation plans approved by security holders” includes 4,318,495 shares of common stock that may be issued under the 2003 Plan and 1,549,134 shares of common stock that may be issued under the Company’s 2016 Employee Stock Purchase Plan.

(2)
The “Equity compensation plans not approved by security holders” consists of our 1995 Equity Incentive Plan (discussed below).

(3)
The weighted average exercise price of outstanding awards does not take into account the shares issuable upon vesting of RSUs which have no exercise price. As of December 31, 2023, there was a total of 2,334,404 shares subject to RSUs which were outstanding under the 2003 Plan. Had those RSUs been included in calculating the weighted average exercise price (treating them in effect as options with an exercise price of $0), the weighted average exercise price for awards under security holder-approved plans would have been $13.83.

1995 Equity Incentive Plan.   The 1995 Equity Incentive Plan (the “1995 Plan”), which was originally adopted by our Board in May 1995, authorizes grants of non-qualified options, deferred stock and other stock-related awards to employees who are not executive officers or directors. As of December 31, 2023, no shares were subject to outstanding awards under the 1995 Plan and 69,157 shares remained available for grant under the 1995 Plan. The 1995 Plan is administered by the Compensation Committee, which is authorized to select the participants, determine the type of awards to be granted and the number of shares of common stock to which awards will relate, specify times at which awards will be exercisable, set other terms and conditions of such awards, interpret and specify rules and regulations relating to the 1995 Plan and make all other determinations that may be necessary or advisable for the administration of the 1995 Plan. The Board may amend, suspend, discontinue or terminate the 1995 Plan or the Compensation Committee’s authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under NASDAQ rules which would require stockholder approval for material modifications of the 1995 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has written policies and procedures relating to related person transactions. The Audit Committee, with assistance from the Chief Legal Officer, is responsible for reviewing and approving related person transactions that are subject to SEC disclosure requirements under Item 404 of Regulation S-K (each a “Related Party Transaction”), including transactions in which the Company is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. The Company’s policy is not to enter into a Related Party Transaction unless both the Audit Committee and the Board approve the transaction as specified in the Audit Committee’s charter. Other transactions with related persons as well as certain material changes in previously approved relationships may also require legal department or compliance department approval under our policies and procedures.

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF THE
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
The Company is seeking an advisory vote on executive compensation from stockholders, commonly known as the say-on-pay vote, as required by Section 14A of the Exchange Act. The advisory vote on executive compensation is a non-binding vote to approve the compensation of the Company’s named executive officers, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. In 2023, the Board considered the recommendation of stockholders and determined to conduct an annual say-on-pay vote until the next required advisory vote on the frequency of say-on-pay votes. Accordingly, the next say-on-pay vote is expected to occur at our 2025 annual meeting of stockholders.
The Company’s executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with the long-term interests of our stockholders.
Highlights of our executive compensation program include:
•
At-risk pay.   Executive pay is substantially at-risk because it largely consists of one or more types of performance-based compensation that vary in value based on our stock price, or that depend on achievement of pre-approved financial targets.

•
LWICP bonus program reviewed annually; payouts based on rigorous financial performance targets.   The Compensation Committee reviews the bonus program design each year with a view to realizing desired corporate objectives. In recent years, this review has focused on structuring a payout scale that the Compensation Committee has deemed appropriate in light of our growth objectives, our focus on paying down debt and our interest in managing incentive compensation costs. In 2023, we used two metrics to avoid undue emphasis on any one performance goal. In general, no LWICP bonus was payable unless at least 85% of the targeted amount was achieved, and the payout percentage at the target threshold was only 25% of an executive’s target bonus opportunity.

•
Use of Performance-conditioned Restricted Stock Units.   For 2023, one-half of the annual equity award grant to each of our executive officers consisted of performance-vesting RSUs. In addition, we utilized two different metrics for our performance-vesting RSU awards, RSU AEBITDA and relative total shareholder return, to align a significant portion of our executives’ compensation to the achievement of our long-term financial goals and the returns realized by stockholders.

•
No deferred compensation.   We do not offer a deferred compensation plan.

•
Stock ownership guidelines.   Since 2013, we have had stock ownership guidelines in place for our President and Chief Executive Officer, his executive officer direct reports and non-employee directors in order to encourage a long-term perspective in managing the Company and to further align the interests of our executive officers and directors with the interests of stockholders. See “Compensation Discussion and Analysis — Corporate Governance Policies — Stock Ownership Guidelines” above for additional information.

•
Clawback policies.   The Company maintains a clawback policy that exceeds the requirements of NASDAQ and the Dodd-Frank Act, which subjects cash and equity incentive compensation paid to senior executives (including the named executive officers) to recovery in the event that the Company’s financial statements are restated due to fraud or gross misconduct by the applicable executives. See “Compensation Discussion and Analysis — Corporate Governance Policies — Clawback Policies” above for additional information.

•
No hedging and no pledging policies.   Since 2013, we have had a policy prohibiting employees and directors from engaging in hedging transactions, and in 2021 we adopted a policy prohibiting employees and directors from holding the Company’s securities in a margin account or pledging them as collateral for a loan. See “Compensation Discussion and Analysis — Corporate Governance Policies — No Hedging Policies” above for additional information.

•
Independent compensation consulting firm.   The Compensation Committee benefits from its utilization of an independent compensation consulting firm, which provides no other services to the Company.

The “Compensation Discussion and Analysis” section above provides a more detailed discussion of our executive compensation program.
Stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Light & Wonder, Inc. approve the compensation of the Company’s named executive officers for 2023, as disclosed under SEC rules, including as disclosed in the Compensation Discussion and Analysis, the compensation tables and related materials included in the Company’s 2024 Proxy Statement.
This advisory vote on executive compensation is not binding on the Board or the Compensation Committee. However, the Board and/or Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.
THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates under a written charter adopted by the Board that is available on the Company’s website at www.lnw.com.
The Audit Committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2023 with management and Deloitte & Touche LLP, or Deloitte, the independent registered public accounting firm for the Company. The Committee also discussed and reviewed with Deloitte all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte with the Audit Committee under PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Rule 2-07 of Regulation S-X.
In addition, Deloitte provided to the Audit Committee a formal written statement describing all relationships between Deloitte and its affiliates and the Company and its affiliates as defined by the rules and regulations of the SEC that might bear on Deloitte’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee reviewed and discussed with Deloitte any matters that could have impacted Deloitte’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Audit Committee’s attention as a result of its review of Deloitte’s statement or its discussions with Deloitte that would indicate that Deloitte lacked such objectivity or independence. Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
Audit Committee
Michael J. Regan, Chair
Michael Marchetti
Timothy Throsby
Maria T. Vullo

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2024, and stockholders are being asked to ratify such appointment at the annual meeting.
Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment and may choose in its sole discretion to confirm the appointment of Deloitte & Touche LLP or to engage a different firm to serve as the Company’s independent auditor.
Fees Paid to Our Independent Registered Public Accounting Firm
On May 7, 2019, SciPlay completed the IPO for an 18.0% minority interest in our Social gaming business. Subsequent to the IPO, we continued to control shares representing a majority of the combined voting power in SciPlay and continued to have a controlling financial interest in, and consolidated, SciPlay. On October 23, 2023, we acquired the remaining approximately 17% equity interest in SciPlay not already owned by us pursuant to a merger, after which SciPlay ceased to be publicly traded and became a wholly-owned subsidiary of the Company. Aggregate fees billed to us for the fiscal years ended December 31, 2023 and 2022 by our and SciPlay’s independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates separated for each registrant were approximately:
	2023 Fees (in millions)			2022 Fees (in millions)
	Light & Wonder	SciPlay	Consolidated	Light & Wonder	SciPlay	Consolidated
Audit Fees	$6.1	$0.5	$6.6	$7.2	$1.1	$8.3
Audit-Related Fees	$0.1	$—	$0.1	$0.1	$—	$0.1
Tax Fees	$2.8	$0.6	$3.4	$3.3	$0.2	$3.5
All Other Fees	$—	$—	$—	$—	$—	$—
Light & Wonder
The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements included in our annual report on Form 10-K, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation, statutory audits of foreign subsidiary financial statements and recurring gaming related regulatory audits and attestation services. 2023 Audit-Related Fees listed above were primarily billed in connection with services associated with financing transactions. 2022 Audit-Related Fees listed above were billed in connection with divestiture of our Lottery business. The Tax Fees listed above were billed for tax compliance, planning and advice. All of the fees set forth in the table above were pre-approved by the Audit Committee in accordance with the procedures described below.
SciPlay
The Audit Fees listed above were billed in connection with the audit of SciPlay’s annual consolidated financial statements included in SciPlay’s annual reports on Form 10-K and the reviews of SciPlay’s interim consolidated financial statements included in SciPlay’s quarterly reports on Form 10-Q. 2023 audit fees included services performed through the termination of the audit services in October 2023 due to the SciPlay

Merger when SciPlay ceased to be a publicly traded company and became a wholly-owned subsidiary of L&W. The Tax Fees listed above were primarily billed for tax compliance and advice.
Pre-Approval Policy for Services Performed by our Independent Registered Public Accounting Firm
The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.
The Audit Committee has adopted an auditor pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories — audit, audit-related, tax services or, to the extent permitted by law, other services — that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost-effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024

OTHER MATTERS
We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.
We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically.
Due to rounding, certain numbers presented herein may not precisely recalculate.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
Proxy Statement Proposals
Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the 2025 annual meeting of stockholders, it must be received at our principal executive offices, 6601 Bermuda Road, Las Vegas, Nevada 89119, Attention: Corporate Secretary, not less than 120 days before the anniversary of the date this Proxy Statement is released to stockholders, unless the date of the 2025 annual meeting of stockholders is more than 30 days before or after June 5, 2025, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Since this Proxy Statement will be first made available to our stockholders on or about April 24, 2024, the proposal must be received not later than December 25, 2024. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, which permit them to prove the date of delivery.
Other Proposals and Nominations
For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2025 annual meeting of stockholders, stockholders are advised to review our Third Amended and Restated Bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 5, 2025 and the close of business on March 7, 2025 for the 2025 annual meeting of stockholders. In the event that the 2025 annual meeting of stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 5, 2025, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2025 annual meeting of stockholders and no later than the later of (i) the 90th day prior to the 2025 annual meeting of stockholders and (ii) the tenth day following the day on which we publicly announce the date of the 2025 annual meeting of stockholders if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting. In addition to satisfying the foregoing advance notice deadlines and information requirements set forth in our Third Amended and Restated Bylaws, any shareholder intending to submit a nomination for director to the Board other than the Company’s nominees must comply with the additional requirements prescribed by Rule 14a-19 under the Exchange Act.
All proposals should be sent to our principal executive offices at 6601 Bermuda Road, Las Vegas, Nevada 89119, Attention: Corporate Secretary.
These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable rules of the SEC.
Copies of our Third Amended and Restated Bylaws can be accessed through the Investors — Corporate Governance — Bylaws link on our website at www.lnw.com, or are available by request to the Corporate Secretary at the address set forth above.
Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.
By Order of the Board of Directors

Dated: April 24, 2024	James Sottile Executive Vice President, Chief Legal Officer and Corporate Secretary

Appendix A
Reconciliations of Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). As described in the “Executive Compensation” section, annual bonuses awarded to executive officers in respect of 2023 were determined based on our achievement against certain non-GAAP financial metrics as described in more detail in “Compensation Discussion and Analysis — Objectives and Components of Compensation Program — Annual Incentive Compensation,” with reconciliation to the most directly comparable GAAP measure provided below.
LWICP Revenue, as used herein, is a non-GAAP financial measure Consolidated Revenue, with further LWICP-related adjustments, as set forth in the tables below.
LWICP AEBITDA, as used herein, is a non-GAAP financial measure Consolidated AEBITDA, with further LWICP-related adjustments and adjustments from the Compensation Committee, as set forth in the tables below.
RSU AEBITDA, as used herein, is a non-GAAP financial measure Consolidated AEBITDA (representing continuing operations adjusted for the impact of the divestitures), with further adjustments from the Compensation Committee, as set forth in the tables below.
Consolidated AEBITDA is a non-GAAP financial measures that is reconciled to net income (loss) attributable to Light & Wonder.
These non-GAAP financial measures should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC.

RECONCILIATION OF GAMING AND CONSOLIDATED REVENUE TO LWICP REVENUE
	Year Ended December 31, 2023
(unaudited, $ in millions)	Gaming	Consolidated
Revenue	$1,850	$2,902
Compensation Committee adjustments	—	—
LWICP Revenue	$1,850	$2,902

RECONCILIATION OF CONSOLIDATED AEBITDA
(unaudited, $ in millions)	December 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020
Reconciliation of Net Income (Loss) Attributable to L&W to Consolidated AEBITDA
Net income (loss) attributable to L&W	$163	$3,675	$371	(569)
Net income attributable to noncontrolling interest	17	22	19	21
Net income from discontinued operations, net of tax	—	(3,873)	(366)	(253)
Net income (loss) from continuing operations	180	(176)	24	(801)
Restructuring and other	92	146	167	56
Depreciation, amortization and impairments	384	420	398	449
Goodwill impairment	—	—	—	54
Other (income) expense, net	(5)	(6)	(28)	9
Interest expense	309	327	478	503
Income tax expense (benefit)	25	13	(318)	(3)
Stock-based compensation	118	69	113	56
Loss on debt financing transactions	15	147	—	—
(Gain) loss on remeasurement of debt	—	(27)	(41)	51
Consolidated AEBITDA	$1,118	$913	$793	$374

RECONCILIATION OF GAMING AND CONSOLIDATED AEBITDA TO LWICP AEBITDA
	Year Ended December 31, 2023
(unaudited, $ in millions)	Gaming	Consolidated
Consolidated AEBITDA	$918	$1,118
LWICP adjustments(1)	(24)	(48)
LWICP AEBITDA	$894	$1,070

(1)
Represents reduction for incentive compensation and capitalized labor.

RECONCILIATION OF CONSOLIDATED AEBITDA TO RSU AEBITDA
(unaudited, $ in millions)	Year Ended December 31, 2023 (Consolidated)
Consolidated AEBITDA	$1,118
Compensation Committee adjustments(1)	(35)
RSU AEBITDA	$1,083

(1)
Represents a reduction to adjust for change in the bonus payout mix from cash to equity and certain transactions not included in the initial RSU target.

LIGHT & WONDER

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 4, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LNW2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 4, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V47968-P10168 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

LIGHT & WONDER, INC.

The Board of Directors recommends you vote FOR proposal 1:

	For All	Withhold All	For All Except
1. To elect nine members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jamie R. Odell
02) Matthew R. Wilson
03) Antonia Korsanos
04) Michael Marchetti
05) Hamish R. McLennan
06) Stephen Morro
07) Virginia E. Shanks
08) Timothy Throsby
09) Kneeland C. Youngblood

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www promote rout.V47969-P10168 LIGHT & WONDER, INC.6601 3ermLda Road, Las Vegas, MV 89119THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSANNUAL MEETING OF STOCKHOLDERS- June 5, 2024The undersigred hereby appoints Oliver Chow and James Sottile, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Common Stock of Light & Wonder, Inc. that the undersigned is entitled to vote at the virtual Arnual Meeting of Stockholders of Light & Wonder, Inc. to be held online at www virtualshareholdermeeting com/LNW7024 via a live webcast at 3:03 p.m. PDT on Wednesday, June 5, 2024, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come befo-e the meeting. Any proxy heretofore given by the undersigned with respect to such share is hereby revoked.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors.(Continued and to be signed on reverse side)